Exhibit 10.3

EXECUTION COPY

MASTER DEVELOPMENT AND DISTRIBUTION AGREEMENT

dated as of August 31, 2005

among

MVL FILM FINANCE LLC,

MVL PRODUCTIONS LLC,

and

MARVEL STUDIOS, INC.

Table of Contents

Page

SECTION 1. DEFINITIONS.	1
SECTION 2. OBLIGATIONS OF THE DEVELOPMENT COMPANY.	20
SECTION 3. MASTER DISTRIBUTOR.	23
SECTION 4. ALLOCATION OF CASH FLOWS.	28
SECTION 5. CONDITION TO EFFECTIVENESS.	29
SECTION 6. REPRESENTATIONS AND WARRANTIES.	29
SECTION 7. COVENANTS.	31
SECTION 8. COPYRIGHTS.	38
SECTION 9. TRADEMARKS.	38
SECTION 10. CREDITS.	39
SECTION 11. INDEMNITIES.	41
SECTION 12. PERFORMANCE SUPPORT.	43
SECTION 13. MISCELLANEOUS.	45

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ANNEXES

Annex 1	[RESERVED]
Annex 2	Form of Laboratory Pledgeholder Agreement
Annex 3	Form of Master Distributor Security Agreement
Annex 4	Form of Production Company Constitutive Documents
Annex 5	Form of Production Services Agreement
Annex 6	Form of Settlement Report
Annex 7	Forms of Completion Bond and Producer’s Completion Agreement

SCHEDULES

Schedule 1	List of Approved Completion Guarantors
Schedule 2	Reserved Free TV Rights Obligations

ii

MASTER DEVELOPMENT AND DISTRIBUTION AGREEMENT

MASTER DEVELOPMENT AND DISTRIBUTION AGREEMENT dated as of August 31, 2005 (this “Agreement”) by and among MVL FILM FINANCE LLC, a Delaware limited liability company (“MVL”), MVL PRODUCTIONS LLC, a Delaware limited liability company (“MPROD”), and MARVEL STUDIOS, INC., a Delaware corporation (“Marvel Studios”).

PRELIMINARY STATEMENTS:

WHEREAS, MVL owns certain Film Rights with respect to Marvel characters which it intends to license to Production Companies, each of which will be engaged pursuant to a Production Services Agreement to produce a Motion Picture relating to the Film Rights for a Main Character, Character Title or, if applicable, a Subsidiary Character;

WHEREAS, MPROD has agreed to undertake on behalf of MVL certain responsibilities with respect to each such Motion Picture including those relating to pre-production, development, supervision of production and delivery of Completed Films (acting in such capacity, the “Development Company”);

WHEREAS, in order to exploit all of the Film Rights with respect to each Completed Film, MVL desires to license to MPROD such Film Rights, and MPROD desires to accept such license (acting in such capacity, the “Master Distributor”); and

WHEREAS, MPROD is a Subsidiary of Marvel Studios and Marvel Studios is expected to receive substantial direct and indirect benefits from the production and distribution of Motion Pictures pursuant to this Agreement (which benefits are hereby acknowledged).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

(a)          Defined Terms. As used in this Agreement (including the preamble and the recitals), the following terms shall have the respective meanings set forth in this Section 1.

“Access Letter” means a letter agreement, from MPROD to, and agreed and accepted by, a Preprint Material Holder and agreed and accepted by the Borrower as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof.

“Additional Insureds” has the meaning specified in Section 7(a)(vii).

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or other type of preferential arrangement having the practical effect of a lien or security interest, or other claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, as to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through the ownership of Voting Stock, by contract, or otherwise.

“Affiliate Producer” has the meaning specified in Section 7(a)(xii).

“Affiliate Producer Fee” means, with respect to a Motion Picture, the producer fee payable to Marvel Studios (or any Affiliate of Marvel Studios designated by the Borrower) in an amount equal to $1,500,000 (the “Fixed Producer Fee”), which amount shall be included in the Direct Negative Costs of such Motion Picture, as an advance against five percent (5.0%) of the aggregate of the Gross Receipts and Co-Financing Amounts (the “Back-End Producer Fee”) for such Motion Picture; provided, however, that no Back-End Producer Fee shall be payable with respect to any Motion Picture until the 5.0% Participation payable to the related producer out of the foregoing for such Motion Picture equals the Fixed Producer Fee.

“Ancillary Documents” means each of the instruments, documents and agreements, other than the Transaction Documents and Completion Bonds, executed and delivered from time to time in connection with the Transaction Documents which, if breached would have a Material Adverse Effect.

“Approvable Distribution Term Change” means, with respect to a Studio Distribution Agreement, other than with respect to the Reserved Foreign Distribution Rights and those territories of the world where, or platforms through which, the Studio Distributor does not directly distribute its own films (e.g., where the applicable Studio Distributor engages a subdistributor), (i) any increase in the Participations Cap, (ii) any increase in the distribution fee payable to the Studio Distributor thereunder from the distribution fee described in the Paramount Agreement as in effect on the Closing Date, other than an increase to up to 12.5% with respect to foreign television distribution by Universal (to the extent Universal serves as the Studio Distributor for a Picture), (iii) any reduction in the minimum P&A Costs and Expenses required to be expended by the Studio Distributor thereunder from the minimum P&A Costs and Expenses required to be expended by Paramount under the Paramount Agreement as in effect on the Closing Date, (iv) any change in the definition of Gross Receipts from the definition set forth in the Paramount Agreement in effect on the Closing Date, which change results in a reduction in Gross Receipts when compared to the calculation of Gross Receipts before such change, (v) any change in the definition of P&A Costs and Expenses from the definition set forth in the Paramount Agreement in effect on the Closing Date, which change results in an increase in P&A Costs and Expenses, (vi) any change to the auditing rights or standards from the auditing rights or standards set forth in the Paramount Agreement in effect on the Closing Date and (vii) any change to Home Video Distribution which has the effect of allowing home videos to be distributed on a rental basis before being distributed on a sell-through basis.

“Assignment Agreement” means the Assignment Agreement of even date herewith between MCI and MRI, as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof

“Back-End Producer Fee” has the meaning set forth in the definition of “Affiliate Producer Fee”.

“Back-End Service Fee” has the meaning set forth in the MVL License Agreement.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)          such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Budget” means, with respect to a Motion Picture, the final budget for such Motion Picture as approved in writing by the applicable Completion Guarantor on or prior to the date on which the principal photography for such Motion Picture commences (subject to later increases for Enhancements, if any), which budget has been prepared by the Development Company in accordance with standard practices in the United States motion picture industry and reflects an estimate of the Cost to Complete with respect to such Motion Picture, plus a contingency reserve of no less than ten percent (10%) which may be liquidated during production in the amount required by the applicable Completion Guarantor, and which final budget, once so approved, may be increased by MPROD or the applicable Production Company only if (i) with respect to any Enhancements, the applicable Completion Guarantor agrees in writing to cover such Enhancements under the applicable Completion Bond, and (ii) with respect to any Material Enhancements, the Control Party agrees in writing thereto; provided that, in the case of clauses (i) and (ii) above, if the amount of such final budget, as so increased, exceeds $165,000,000, the prior written consent of the Required Lenders shall also be required.

“Cassette” means a Motion Picture Copy in the form of a cassette, cartridge, videogram, video disc, DVD, tape, or other similar device now known or hereafter devised and designed to be used in conjunction with a reproduction apparatus which causes a Motion Picture to be visible on the screen of a television receiver, television monitor or comparable device now known or hereafter devised for personal use.

“Character Title” has the meaning set forth in the Assignment Agreement.

“Co-Financing Amount” means, with respect to a Motion Picture, without duplication, any net amount actually received by MVL with respect to such Motion Picture on a non-refundable basis, pursuant to a Co-Financing Commitment for such Motion Picture.

“Co-Financing Commitment” means, with respect to a Motion Picture, each agreement executed and delivered no later than the Initial Funding with respect to such Motion Picture (a) as a fixed guaranteed amount in connection with the Reserved Foreign Distribution Rights, whether paid directly by the licensee or by a third party advancing or lending funds and taking a security interest in such rights or (b) as a fixed guaranteed amount in connection with all or a portion of the Distribution Rights (other than the Reserved Free TV Rights) not covered under the Studio Distribution Agreement, whether paid directly by the licensee or by a third party advancing or lending funds and taking a security interest in such rights or (c) from any so-called “soft money” benefits (e.g., sale/leaseback transactions, governmental subsidy/rebate programs, tax incentives or similar transactions), in each case, with respect to such Motion Picture, including any sales described in Sections 3(c)(ii) or (iii).

“Co-Financing Lender” means bank or other financial institution which (i) has a long-term unsecured debt rating of at least “AA-” by S&P and “Aa2” by Moody’s and a short-term credit rating of at least “A-1” by S&P and “P-1” by Moody’s, or (ii) is otherwise acceptable to the Control Party.

“Co-Financing Loan Agreement” means, with respect to a Motion Picture, a loan agreement or other agreement between the Production Services Company or the Master Distributor with respect to such Motion Picture and a Co-Financing Lender, secured by all or a portion of the Reserved Foreign Distribution Rights.

“Co-Financing Transaction” means a transaction for a Motion Picture which results in the availability of a Co-Financing Amount for such Motion Picture.

“Collective Bargaining Agreement” means any agreement, contract or arrangement with any union or guild or similarly constituted or substitute organization regarding any rights and/or services and/or personnel utilized in connection with the development, production (which may include post-production), or distribution and/or exploitation of a Completed Film.

“Competitor” means any comic book company (such as DC Comics), toy company (such as Hasbro, Mattel or Applause) or company or firm that licenses out comic book characters and any parent company or other Affiliate thereof; provided, however, that for purposes hereof, “Competitor” shall not include any Major Studio other than any Major Studio which is an Affiliate of DC Comics.

“Completed Film” means a “Picture” as defined in the MVL License Agreement, for which all Adverse Claims arising during the production of such Completed Film have been released, other than Permitted Liens, and with respect to which the Studio Distributor has received and accepted all Mandatory Delivery Items (as defined in the applicable Completion Bond) listed on the Delivery Schedule for such Picture which are required to enable the Studio Distributor to cause the initial domestic theatrical wide release thereof to occur, as acknowledged in writing by the Studio Distributor.

“Completion Bond” means each completion guaranty agreement (including the principal agreement and standard terms and conditions related thereto and each other agreement executed pursuant to the terms thereof) that satisfies the requirements of Section 7(a)(viii).

“Completion Guarantor” means, with respect to a Motion Picture, one of the surety companies listed on Schedule 1 hereto (as such Schedule is updated from time to time by the Development Company with the consent of the Control Party) which issues a Completion Bond for such Motion Picture.

“Constitutive Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, limited liability company, joint venture or shareholders’ agreement or equivalent documents constituting the organization or forming of such Person, in each case as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms hereof.

“Cost to Complete” means, with respect to a Motion Picture as of any date of determination, the anticipated amount of costs and expenses of such Motion Picture required in order to deliver (a) such Motion Picture as a Completed Film, including all bond and financing fees, charges and expenses applicable directly to such Motion Picture, and (b) each item on the Delivery Schedule with respect to such Motion Picture as specified in the applicable Completion Bond, as of such date.

“Credit Agreement” means the Credit and Security Agreement of even date herewith among MVL, as borrower, the entities party thereto from time to time as Lenders, the Administrative Agent and the Collateral Agent, as the same may from time to time be amended, supplemented or otherwise modified.

“Deducted At Source” means, with respect to any amount, that a Subdistributor deducted such amount in calculating the amount payable to the Master Distributor or otherwise reduced the amount payable to the Master Distributor by such amount.

“Delivery” has the meaning set forth in the applicable Completion Bond.

“Delivery Schedule” means, with respect to a Motion Picture, the schedule agreed upon between the Studio Distributor and the Master Distributor, as specified in the related Completion Bond, containing the items to be delivered to the Master Distributor which in turn makes Delivery to the Studio Distributor with respect to such Motion Picture in order for it to be considered a Completed Film and in connection with the Studio Distributor’s exercise of

Distribution Rights that have been granted pursuant to the applicable Studio Distribution Agreement.

“Development Company” has the meaning specified in the recitals to this Agreement.

“Direct Negative Cost” means, with respect to a Motion Picture, (i) the aggregate of all out-of-pocket costs, charges and expenses incurred by the Development Company, MSI or the applicable Production Company in connection with the development, preparation, production, post-production, completion and delivery of such Motion Picture reduced by (ii) any Co-Financing Amounts. Except as provided in the following sentence, “Direct Negative Cost” shall not include any overhead costs of MPROD or any Marvel Company. Up to two percent (2%) of the Direct Negative Cost for a Motion Picture may consist of overhead for MPROD and any Marvel Company, which amount shall include the costs and expenses, including the allocable portion of employment compensation and benefits, for incremental contracted personnel hired by MPROD or any Marvel Company to work principally on the Motion Pictures being produced for MVL and to perform the obligations of the Master Distributor hereunder; provided, that the amounts in clause (ii) above shall not constitute reductions to the Direct Negative Cost of a Motion Picture for purposes of calculating such two percent (2%) cap. The costs and expenses described in the preceding sentence shall include costs and expenses under cost-sharing agreements between MPROD and any Marvel Company under which MPROD reimburses such Marvel Company for the costs and expenses incurred by such Marvel Company in providing its employees’ services to MPROD or the applicable Production Company principally on the Motion Pictures being produced for MVL and to perform the obligations of the Master Distributor hereunder. Such cost and expenses shall be calculated based upon the portion of such employees’ employment compensation and benefits accrued by such Marvel Company for the period during which their services are required by MPROD or the applicable Production Company (as reasonably estimated by such Marvel Company on an hourly basis). The foregoing limitation on overhead shall not limit the overhead that may be charged by the applicable Production Company with respect to any Motion Picture.

“Distribution Agreement” means each distribution agreement, including each Studio Distribution Agreement, entered into between the Master Distributor and a Subdistributor for the purpose of licensing all or a portion of the Distribution Rights for a Completed Film.

“Distribution Rights” means the following rights, collectively, with respect to each Completed Film for all Geographical Territories throughout the universe, in perpetuity, whether now owned or existing or hereafter acquired or created:

(a)          General Rights: The right to release, distribute, exhibit, collect receipts with respect thereto and exploit such Completed Film from time to time in any and all media or by any process now known or hereafter developed or devised, including the right and license under copyright to exercise the rights of Theatrical Distribution, Theatrical Exhibition, Non-Theatrical Distribution, Non-Theatrical Exhibition, Free Television Distribution, Free Television Exhibition, Pay Television Distribution, Pay Television Exhibition, and Home Video Distribution and Home Video Exhibition, in each case above with respect to such Completed Film and trailers thereof and excerpts and clips therefrom, in any and all languages and versions, including dubbed, subtitled and narrated versions, using any form of Motion Picture Copy, and including:

(i)           Distribution and Exploitation Rights: only in connection with the distribution and exploitation of such Completed Film, the right, in each case, in accordance with the MVL License Agreement, including any approval rights of MRI set forth therein:

(A)         To use and to authorize others to use the title of such Completed Film;

(B)         To use and perform and to authorize others to use and perform, synchronized to the Completed Film, any musical material contained in such Completed Film; and

(C)         To cut, edit, dub, subtitle and alter such Completed Film or any parts thereof (including, without limitation, to change the title thereof) as any Subdistributor may deem necessary for the effective marketing, distribution and exploitation of such Completed Film, solely for the purpose of conforming to censorship, import permit and other legal requirements, conforming to time segment or exhibition standards of licensees and exhibitors or creating foreign language versions.

(ii)          Marketing, Advertising and Publicity Rights: for purposes only of marketing, advertising and publicizing such Completed Film from time to time in connection with the distribution and exploitation of such Completed Film, the right, in each case, in accordance with the MVL License Agreement:

(A)         To publish and license and authorize others to publish in any language, in any media and in such form as any Subdistributor deems advisable, synopses, summaries, adaptations, resumes and stories of and excerpts from such Completed Film, in each such case of no more than 1000 words and not offered for sale and not in comic book form;

(B)         To use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Completed Film, subject to the terms of any agreement with such person;

(C)         To exhibit and authorize others to exhibit in any language by any media, including radio and television, excerpts and clips from such Completed Film and from any literary, dramatic or musical material in such Completed Film; and

(D)         To use and authorize others to use, in any media, including all print advertising, posters and billboards, all artwork, logos, photographic stills and other images from such Completed Film and of any character appearing therein.

(b)          Commercial Tie-In Rights: The right to exercise the “Co-Promotion/Commercial Tie-In Rights”, as defined in the MVL License Agreement, with respect to such Completed Film.

(c)          Statutory Copyright Revenue Rights: The right to collect Statutory Copyright Revenues.

(d)          Other Rights. The right to exercise all “Rights” licensed to MVL under and as defined in the MVL License Agreement with respect to such Completed Film.

“Dollars” and “$” each means the lawful currency of the United States.

“Enhancement” with respect to any Motion Picture, shall have the meaning set forth in the applicable Completion Bond for such Motion Picture.

“Excluded Ads” has the meaning specified in Section 10(f).

“Excluded Budget Items” has the meaning set forth in the Completion Bond.

“Film Rights” means, with respect to a Motion Picture, all present and future rights, title and interest in and to such Motion Picture including the following:

(a)          all copyrights and applications for copyrights from time to time with respect to such Motion Picture and all Literary Material upon which such Motion Picture is based, including the original screenplay for such Motion Picture, and the right to sue for past, present and future infringements,

(b)          all Distribution Rights from time to time with respect to such Motion Picture, and

(c)          access rights to the physical materials with respect to such Motion Picture, subject to the terms of a Laboratory Pledgeholder Agreement.

“Fixed Producer Fee” has the meaning set forth in the definition of “Producer Fee”.

“Force Majeure” means and includes, with respect to any Person, any accident; fire; explosion; casualty; epidemic; act of God; earthquake; flood; torrential rain; strike; walkout; picketing; lock-out; labor controversy or disturbance; civil disturbance; embargo; riot; act of public enemy or terrorism; war or armed conflict (whether or not there has been an official declaration of war); unavailability of essential materials and supplies, equipment, transportation, power or other essential commodity; failure or delay of any transportation agency, laboratory, ratings board, including any delays resulting from making changes to a Motion Picture and resubmitting it to any ratings board as often as is necessary until the related Production Company obtains the rating, if any, required pursuant to the “Approved Picture Specifications” (as set forth in the related Completion Bond), or any other provider of essential supplies, equipment or other facilities or services; enactment of any law, any judicial or executive order or decree; the action of any legally constituted authority; the death, incapacity, unavailability or default (including refusal to perform) of the director or any principal member of the cast or crew; or any other event or cause of the nature of force majeure beyond the control of such Person, whether similar or dissimilar to any of the foregoing, which causes an interruption or suspension of or materially hinders, interferes with or delays the performance of such Person of its obligations under any agreement.

“Four Wall Engagement” means the Theatrical Exhibition of any Completed Film pursuant to an arrangement whereby a Subdistributor pays a rental fee for the right to exhibit such Completed Film in a theater and pursuant to which a Subdistributor directly controls the collection and disbursement of box office receipts.

“Free Television Distribution” means, with respect to a Completed Film, the lease or license of the Distribution Rights to such Completed Film to one or more Persons with the right to engage in the Free Television Exhibition of such Completed Film and/or to grant licenses to other Persons to engage in the Free Television Exhibition and/or subdistribution of Free Television Exhibition of such Completed Film.

“Free Television Exhibition” means Television Exhibition, other than Pay Television Exhibition, without any fee being charged to the viewer for the privilege of unimpaired reception of such exhibition. For purposes of this definition, any government imposed fees or taxes applicable to the use of television receivers generally or a regular periodic access, carriage or equipment fee (but not any optional premium subscription charge or fee paid with respect to Pay Television Exhibition) paid by a subscriber to a cable television transmission service or other transmission service or agency for the privilege of unimpaired reception shall not be deemed a fee charged to the viewer.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Geographical Territory” means any specific geographic area constituting a territory, nation, country, state, governmental entity or any subdivision thereof located anywhere in the universe.

“Gross Receipts” means, with respect to a Completed Film, the sum of (i) all “Gross Receipts” (as defined in the Studio Distribution Agreement) for such Completed Film and (ii) all non-refundable amounts derived from the exploitation of the Reserved Distribution Rights for such Completed Film received by MVL to the extent any such amount is not a Co-Financing Amount for such Completed Film (e.g., minimum guarantees with respect to the sale of the Reserved Foreign Distribution Rights or loans made by production lenders secured by the Reserved Foreign Distribution Rights). Notwithstanding the foregoing, for purposes of calculating Participations and Residuals payable to any Person, Gross Receipts shall include Co-Financing Amounts.

“Home Video Distribution” means, with respect to a Completed Film, the lease or license of such Completed Film to one or more Persons with the right to engage in the manufacture, distribution, rental and/or sale of Cassettes of such Completed Film to one or more Persons for Home Video Exhibition of such Completed Film and/or to engage in the further lease or license of such Completed Film to other Persons with the right to engage in the manufacture, distribution, rental and/or sale of Cassettes of such Completed Film for Home Video Exhibition of such Completed Film.

“Home Video Exhibition” means, with respect to a Motion Picture, the non-public exhibition of such Motion Picture by means of a Cassette in a private residence for viewing at the place of origin of such exhibition.

“Indemnified Amounts” has the meaning specified in Section 11(a).

“Indemnified Party” means any of MVL, the Lenders, the Administrative Agent, the Collateral Agent, the Insurer, any replacement Master Distributor appointed pursuant to Section 3 and their respective Affiliates, officers, directors, managers, members, general partners, employees, agents and advisors, and “Indemnified Parties” means all of such Persons, collectively; provided that the term “Indemnified Party” shall not include any Marvel Company.

“Laboratory Pledgeholder Agreement” means an agreement, in substantially the form of Annex 2, among MVL, MPROD, the Studio Distributor, one or more foreign distributors or lenders, a Preprint Material Holder and the Collateral Agent, as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof.

“Law” means any present or future statute or ordinance, whether municipal, county, state, national or territorial; any executive, administrative or judicial regulation, order, judgment or decree; any treaty or international convention; any rule or principle of common law or equity; or any requirement with force of law, each as amended from time to time.

“Licensed Marks” means the trademarks, service marks, trade names, names, trade dress, logos, devices and symbols, and any combination thereof, licensed to MVL pursuant to the MVL License Agreement.

“Literary Material” means written material other than Source Material, whether published or unpublished, in any form, including a theatrical motion picture treatment, outline, screenplay, teleplay, story, manuscript, play or otherwise, upon which a Motion Picture may be based (including any and all drafts thereof), which has been acquired by MVL either (i) with the proceeds of the Initial Funding (and on the same financial terms as the Literary Material Option) with respect to such Motion Picture or (ii) through the exercise of the Literary Material Option, and which, in each case, may be used solely in connection with the production of a Motion Picture.

“Literary Material Option” means MVL’s exclusive option commencing on the date hereof and continuing until the first anniversary of the date on which the Collateral Agent or the Insurer forecloses on the Collateral to acquire all written material other than Source Material, whether published or unpublished, in any form, including a theatrical motion picture treatment, outline, screenplay, teleplay, story, manuscript, play or otherwise, upon which a Motion Picture may be based (including any and all drafts thereof) prepared by or for MPROD prior to the date of foreclosure in connection with any Main Character, Subsidiary Character, if applicable pursuant to Section 3.2.2 of the MVL License Agreement, or Character Title that has also been foreclosed upon. The purchase price for the written material covered by the Literary Material

Option with respect to each Main Character, Subsidiary Character, if applicable, or Character Title shall be equal to MPROD’s direct development costs associated with the creation of such written material as evidenced by written invoices or other equivalent documentation (the “Base Price”) plus an overhead amount equal to five percent (5%) of the Base Price and accrued interest on the Base Price at the Prime Rate, accruing from the date such direct development costs were incurred through the date that the Literary Material Option is exercised. The Literary Material Option may only be exercised with respect to all written material with respect to each Main Character, Subsidiary Character, if applicable, or Character Title (e.g., all screenplay drafts not only one draft) but may be exercised on a Main Character-by-Main Character, Subsidiary Character-by- Subsidiary Character, if applicable, or Character Title-by-Character Title basis.

“Main Characters” has the meaning ascribed thereto in the Assignment Agreement.

“Major Studio” means any of the following companies and any of their respective Affiliates and Subsidiaries: Disney, Universal, Paramount, Sony, Twentieth Century Fox, Warner Bros., and any other Person approved as such in writing by MVL and the Control Party.

“Marvel Company” means any of MPROD, Marvel Studios, MEI, MCI, MRI and any Affiliate or Subsidiary of any of the foregoing, other than MVL.

“Marvel Studios” means Marvel Studios, Inc., a Delaware corporation.

“Master Distributor” has the meaning specified in the preliminary statements to this Agreement.

“Master Distributor Advances” has the meaning specified in Section 3(f) hereof.

“Master Distributor Default” has the meaning specified in Section 3(h) hereof.

“Master Distributor Security Agreement” means the grant of a security interest by the Master Distributor in favor of MVL, in substantially the form of Annex 3, as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof.

“Master Distributor Security Agreement Supplement” has the meaning specified in the Master Distributor Security Agreement.

“Material Adverse Effect” means any changes, effects or conditions that, in the aggregate, are materially adverse to (a) the benefits, interests, rights or remedies, respectively and individually, of MVL, MPROD, the Administrative Agent, the Collateral Agent, the Insurer or any Lender under this Agreement or the Master Distributor Security Agreement, (b) the business, condition (financial or otherwise), operations, performance or properties of MVL, or MPROD (other than as may result solely from the performance of the Completed Films), (c) the ability of MVL, MPROD or Marvel Studios to perform its obligations under this Agreement, the Master Distributor Security Agreement or the Studio Distribution Agreement, or (d) the legality, validity or enforceability of this Agreement, the Master Distributor Security Agreement, the Studio Distribution Agreement or any Production Services Agreement.

“Material Enhancement” has the meaning specified in Section 3(k).

“MCI” means Marvel Characters, Inc., a Delaware corporation.

“MEI” means Marvel Enterprises, Inc., a Delaware corporation.

“Merchandising Rights” has the meaning specified in the MVL License Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Motion Picture” means pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games, in each case, the screenplay for which is primarily based on one or more Main Characters (including those included within each Character Title) or Subsidiary Characters pursuant to Section 3.2.2 of the MVL License Agreement and which when completed will be a Completed Film.

“Motion Picture Copy” means any negative or positive Motion Picture film in any gauge, video or electronic tape recording, cassette, disc or other physical material or substance of any kind produced by means of any photographic, electrical, electronic, optical, mechanical or other process or device now known or hereafter devised, on or with respect to which a Motion Picture or any part thereof is printed, imprinted, recorded, reproduced, duplicated or otherwise preserved.

“MPAA” means the Motion Picture Association of America.

“MPROD” has the meaning specified in the recitation of parties to this Agreement.

“MRI” means MVL Rights LLC, a Delaware limited liability company.

“Music Royalties” has the meaning specified in the MVL License Agreement.

“MVL License Agreement” means the Exclusive Cross License Agreement of even date herewith between MRI, as licensor of the Rights (as defined therein), and MVL, as licensee of the Rights (as defined therein).

“Non-Theatrical Distribution” means, with respect to a Completed Film, the lease or license of such Completed Film to one or more Persons with the right to engage in the Non-Theatrical Exhibition of such Completed Film and/or to grant licenses to other Persons to engage in the Non-Theatrical Exhibition of such Completed Film.

“Non-Theatrical Exhibition” means, with respect to a Completed Film, the exhibition of such Completed Film using any form of Motion Picture Copy in any manner (i) in private residences (other than Television Exhibition and Home Video Exhibition), (ii) on airplanes, trains, ships and other common carriers, (iii) in schools, colleges and other educational institutions, libraries, governmental agencies, business and service organizations and clubs, churches and other religious oriented groups, museums, and film societies (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition), and (iv) in permanent or temporary military installations, shut-in institutions, prisons, retirement centers, offshore drilling rigs, logging camps, and remote forestry and construction camps (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition).

“Obligation” means, with respect to a Person, any obligation of such Person of any kind, including any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in the term “Bankruptcy Event”.

“Open to the General Public” means, in the case of a Completed Film, being exhibited on at least one screen in a walk-in or drive-in theater and open for at least one week to the general public on a regularly scheduled basis where a fee is charged for admission to view such Completed Film (excluding previews, premiers, charitable screenings, test-market screenings, screenings for Academy Award consideration, Theatrical Exhibition for Academy Award qualification, and other similar special exhibitions of such Completed Film).

“P&A Costs and Expenses” means, with respect to a Completed Film, all “P&A Costs and Expenses” or “Distribution Costs and Expenses” (as such terms are defined in each applicable Distribution Agreement) for such Completed Film.

“Paid Ads” has the meaning specified in Section 7(a)(xii)(C).

“Paramount” means Paramount Pictures Corporation, a Delaware corporation.

“Paramount Agreement” means that certain fully executed term sheet between Paramount and MVL dated as of March 25, 2005, as amended and restated on August 31, 2005, as the same may from time to time be further amended, supplemented or otherwise modified pursuant to the terms thereof with the written consent of the Control Party, such consent to be withheld (i) in the case of any Approvable Distribution Term Change, at the sole discretion of the Control Party, and (ii) in the case of any proposed modification or waiver to any other provisions, only in the event the Control Party determines, in its reasonable judgment, that such amendment, supplement, modification or waiver will have a material adverse effect on the rights of the Secured Parties or the Control Party under the Credit Agreement, or on the Control Party under the Transaction Documents taken as a whole and as in effect as of the Closing Date and only after the Control Party has advised MPROD in writing of the specific terms causing it to withhold its consent.

“Participations” means all Back-End Producer Fees, Back-End Service Fees and Third Party Participations.

“Participations Cap” means, on any date of determination with respect to a Completed Film, the lesser of (i) 15% of the cumulative Gross Receipts and Co-Financing Amounts for such Completed Film and (ii) an amount which, when added to the aggregate amount of the Participations paid through such date of determination with respect to all Completed Films, equals 12.5% of the cumulative Gross Receipts for all Completed Films through such date of determination; provided, however, that the Participations Cap shall be 15% with respect to the first Completed Film.

“Payment Date” means, with respect to a Completed Film, each monthly, quarterly, annual or other date (as set forth in the applicable Studio Distribution Agreement) on which the Studio Distributor is required to remit amounts owing to the Master Distributor with respect to such Completed Film.

“Pay Television Distribution” means, with respect to a Completed Film, the lease or license of such Completed Film to one or more Persons with the right to engage in the Pay Television Exhibition of such Completed Film and/or to grant licenses to other Persons to engage in the Pay Television Exhibition and/or subdistribution of Pay Television Exhibition of such Completed Film.

“Pay Television Exhibition” means Television Exhibition which is available on the basis of the payment of a premium, subscription charge or fee (as distinguished from an access, carriage or equipment fee) for the privilege of unimpaired reception of a transmission for viewing in a private residence or in a hotel, motel, hospital or other living accommodation or other non-public area, whether (i) such transmission is on a pay-per-view, pay-per-show, pay-per-channel or pay-per-time period basis, or (ii) such premium, subscription charge or fee is charged to the operator of a hotel, motel, hospital or other living accommodation.

“Permitted Liens” means:

(a)	Adverse Claims for Taxes not yet due and payable;

(b)          Adverse Claims arising from and pursuant to the Transaction Documents (subject to the limitations set forth in clause (d) hereof with respect to Distribution Agreements);

(c)          Adverse Claims arising in the ordinary course of production of a Motion Picture, provided, that any such Adverse Claim be released within a reasonable period of time following “delivery” of the applicable Completed Film to the Studio Distributor or the applicable Subdistributor (if such Adverse Claim was created as a result of any agreement entered into with or in connection with the Reserved Distribution Rights); provided, further, that any such Adverse Claims created with respect to or pursuant to any Collective Bargaining Agreement shall (i) with respect to any obligations created thereby be released within a reasonable period of time following “delivery” of the Completed Film to the Studio Distributor and (ii) be continuing solely with respect to the payment of Residuals and other amounts arising out of the distribution of such Completed Film;

(d)          Adverse Claims created under any Distribution Agreement entered into with a Subdistributor in the ordinary course of business in connection with the distribution or exploitation of a Motion Picture, provided such Adverse Claim shall either (i) be subject to an interparty agreement in form and substance reasonably satisfactory to the Control Party after giving due consideration to customary film industry practices, (ii) be granted in favor of a Subdistributor in support of the license to it of all or a part of the Reserved Foreign Distribution Rights, and which shall encumber no assets other than the Reserved Foreign Distribution Rights so licensed and any “Delivery Items” set forth on the related Delivery Schedule or (iii) by the terms of such Distribution Agreement (or the documents prepared in connection with any Co-Financing Loan Agreement) provide for such Adverse Claim to be released upon “delivery” of the related Completed Film to such Subdistributor;

(e)          Adverse Claims created pursuant to the terms of any government tax incentive agreement or similar co-financing, in each case, which provides for the release of such lien upon delivery of the Completed Film to the Master Distributor;

(f)           Adverse Claims with respect to the MVL Granted Rights and any works or derivative works created thereunder; and

(g)          Adverse Claims created under any Completion Bond entered into in connection with the production of a Motion Picture; provided such Adverse Claim shall be (i) subordinate to the security interest granted under the Credit Agreement in favor of the Collateral Agent or (ii) subject to an interparty agreement in form and substance satisfactory to the Control Party after giving due consideration to customary film industry practices.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, or other entity, or a government or any political subdivision or agency thereof.

“Preprint Materials” means all kinds and types of film picture and sound materials produced prior to the making of release prints, including camera-original image-bearing positive and negative black and white and color films, positive and negative intermediates, original sound to full-mixed tracks, edited A&B rolls, internegatives, interpositives, negatives, fine grains and archival master prints, duplicate negatives, color reversals, intermediates, lavenders, fine grain matrices, and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised, and/or (i) such other materials as are necessary for the representations and warranties in Section 5 of the Master Distributor Security Agreement to be true and correct in all material respects and/or (ii) such other materials as the Development Company, the Master Distributor, MVL and the Control Party may agree in writing are, due to technological developments occurring hereafter, necessary for the Master Distributor or respective Subdistributors fully to exercise and exploit all Distribution Rights with respect to the Completed Films from time to time.

“Preprint Material Holder” means any film laboratory, video duplication facility, special effects studio, sound studio or other processing or storage entity or bailee to which any Preprint Materials have been delivered.

“Producer Credit” has the meaning specified in Section 7(a)(xii)(C).

“Production Company” means a wholly-owned, special-purpose subsidiary of MPROD formed for the purpose of producing no more than one Motion Picture at any time, the

Constitutive Documents of which are substantially in the form of Annex 4 or are otherwise in form and substance reasonably satisfactory to the Control Party, and the “Independent Director” (as defined in such Constitutive Documents) which is a Person reasonably satisfactory to the Control Party.

“Production Services Agreement” means an agreement in substantially the form of Annex 5 between MVL, the Development Company and a Production Company.

“Rating Agency” means either Moody’s or S&P, and “Rating Agencies” means both Moody’s and S&P.

“Release Date” means, for a Completed Film, the date on which such Completed Film is initially commercially exhibited on at least one screen in a walk-in or drive-in theater and Open to the General Public.

“Reserved Distribution Rights” means the Reserved Foreign Distribution Rights and the Reserved Free TV Rights.

“Reserved Foreign Distribution Rights” means all Distribution Rights in the Geographic Territories of Australia and New Zealand, Japan, Germany and German speaking Switzerland and Austria, France and French speaking Belgium, and Spain.

“Reserved Free TV Rights” means all rights with respect to Free Television Distribution in the United States and Canada and their respective territories and possessions.

“Residuals” means all amounts payable with respect to obligations (including employer fringe benefits and Taxes payable with respect thereto) under applicable Collective Bargaining Agreements by reason of or as a condition to any exhibition of a Completed Film, or any part thereof, from time to time, or any use or reuse thereof for any purpose or in any media whatsoever.

“Responsible Officer” means, with respect to a Marvel Company, any vice president or the President or Chief Financial Officer thereof.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or any successor thereof.

“Settlement Report” means a report, in substantially the form of Annex 6 furnished by the Master Distributor to MVL, the Collateral Agent and the Insurer pursuant to Section 7(a)(ix)(A)(2).

“Source Material” means any comic book, trade paperback, other publication, or other written or visual material with respect to the Property (as defined in the Assignment Agreement), whether in electronic or physical form and whether published or unpublished, including images, words or images and words together, that was not created by or specially commissioned for MVL or MPROD as a “work-made-for-hire” for the purpose of producing a Completed Film.

“Special Ads” has the meaning specified in Section 10(g).

“Statutory Copyright Revenues” has the meaning set forth in the MVL License Agreement.

“Studio Distribution Agreement” means the Paramount Agreement or such other distribution agreement with any other Studio Distributor other than with respect to the Reserved Distribution Rights in form and substance satisfactory to MVL and the Control Party, in each case, as amended, restated, supplemented or otherwise modified from time to time with the prior written consent of MVL and the Control Party; provided, however, that the Control Party’s consent with respect to any such other distribution agreement or amendment, restatement, supplement or modification may be withheld (i) with respect to any terms referenced in the definition of Approvable Distribution Term Change, at the sole discretion of the Control Party, and (ii) in the case of any other provisions, only in the event the Control Party determines, in its reasonable judgment, that such agreement or modification will have a material adverse effect on the rights of the Secured Parties under the Credit Agreement or of the Control Party under the Transaction Documents taken as a whole and as in effect as of the Closing Date and only after the Control Party has advised MPROD in writing of the specific terms causing it to withhold its consent.

“Studio Distribution Fee Cap” means, with respect to a Completed Film, ten percent (10%) of the cumulative Gross Receipts for such Completed Film (excluding Gross Receipts derived from the exploitation of the Reserved Distribution Rights) in those countries in the Geographical Territories, other than in connection with the Reserved Distribution Rights, where the applicable Studio Distributor distributes directly without the services of a subdistributor, subject to an increase to up to 12.5% with respect to foreign television distribution by Universal (to the extent Universal serves as the Studio Distributor for a Picture). Notwithstanding the foregoing, the Studio Distribution Fee Cap shall not apply to platforms (e.g., theatrical distribution, home video or television) for which, in a specific Geographical Territory, the Studio Distributor does not directly distribute (i.e., uses a subdistributor).

“Studio Distributor” means Paramount (other than with respect to the Reserved Distribution Rights unless the same are sold to a Major Studio), or, with respect to a Completed Film which is not distributed by Paramount, another Major Studio.

“Subdistributor” means a Person, including the Studio Distributor, licensed by the Master Distributor to distribute or license a Completed Film for exhibition in any one or more Geographical Territories, or otherwise exploit any of the Film Rights with respect to the Completed Films.

“Subsidiary” means, as to a Person, a corporation, partnership, limited liability company, or other entity of which shares of Voting Stock of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Character” has the meaning set forth in the Assignment Agreement.

“Tax” means any tax, levy, impost, duty, withholding, assessment, fee or other charge which is assessed, levied, imposed or collected by any government, or any governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Television Distribution” means, with respect to a Completed Film, to engage in the Television Exhibition of such Completed Film and/or to grant licenses to other Persons to engage in the Television Exhibition or subdistribution of Television Exhibition of such Completed Film.

“Television Exhibition” means, with respect to a Completed Film, the exhibition of such Completed Film using any form of Motion Picture Copy for transmission by any means now known or hereafter devised (including over-the-air, cable, wire, fiber, master antennae, satellite, microwave, closed circuit, laser, multi-point distribution services or direct broadcast systems) which transmission is received, directly or indirectly by retransmission or otherwise, impaired or unimpaired, for viewing such Completed Film on the screen of a television receiver or comparable device now known or hereafter devised (including high definition television), including, without limitation, Pay Television Exhibition, but excluding Home Video Exhibition, Theatrical Exhibition and Non-Theatrical Exhibition.

“Theatrical Distribution” means, with respect to a Completed Film, to engage in Theatrical Exhibition of such Completed Film and/or to grant licenses to other Persons to engage in the Theatrical Exhibition of such Completed Film.

“Theatrical Exhibition” means, with respect to a Completed Film, the exhibition of such Completed Film using any form of Motion Picture Copy by any process now known or hereafter devised in walk-in or drive-in theaters Open to the General Public.

“Third Party Participations” means amounts payable to a Person (other than a Marvel Company or any Affiliate or employee thereof), whether as a fixed sum (the payment of which is conditioned upon the attainment of a specified level of receipts or profits of a Completed Film) or as a percentage of the receipts (however denominated) of a Completed Film remaining after giving effect to specified exclusions and deductions, if any.

“Transaction Documents” means this Agreement, the Production Services Agreements, the MVL License Agreement, the Distribution Agreements, the Master Distributor Security Agreement, the Master Distributor Security Agreement Supplements, the Access Letters, the Viacom Guaranty, the Laboratory Pledgeholder Agreements, the Credit Agreement, and the Insurance Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“United States” or “U.S.” each means the United States of America.

“Viacom Guaranty” means the guaranty issued by Viacom Inc. dated September 1, 2005 for the benefit of MPROD and MVL.

“Video Items” has the meaning specified in Section 10(f).

“Voting Stock” means capital stock or shares issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

(b)          As used in this Agreement (including the preamble and the recitals), the following terms shall have the respective meanings ascribed to such terms in the Credit Agreement:

Administrative Agent Business Day Collateral Collateral Agent Collection Account Control Party	Debt Collection Date Event of Default Funding Account Indebtedness Initial Funding	Insurer Lender Prime Rate Quarterly Payment Date Required Lenders Short Form MVL Security Agreement

(c)          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms relating to financial statements required to be provided hereunder and not defined in the Credit Agreement shall be construed in accordance with GAAP.

(d)          Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding”.

(e)	Rules of Construction. Unless the context otherwise clearly requires:

(i)           whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(ii)          the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”

(iii)        the word “will” shall be construed to have the same meaning and effect as the word “shall”

(iv)         any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);

(v)          any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be;

(vi)         the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision; and

(vii)       the word “sell” when used in connection with the Distribution Rights shall be construed to mean “license” in order to prevent the application of the “first sale doctrine” (as embodied in 17 U.S.C., Section 109 of the United States Copyright Act of 1976, as amended, or the equivalent law or statute of any other country in the Geographical Territories) to such rights.

SECTION 2. OBLIGATIONS OF THE DEVELOPMENT COMPANY.

MPROD hereby agrees to act as the “Development Company” hereunder and to perform the obligations of the Development Company set forth herein. The Development Company shall perform all of its obligations under this Agreement and otherwise with respect to each Motion Picture to the same extent as if the Film Rights with respect to such Motion Picture were owned by the Development Company, and conforming to the same high quality control standards that the Marvel Companies have used in connection with motion pictures based on Marvel characters prior to the date hereof and not less than those exercised by the Major Studios with respect to their own motion pictures. The parties acknowledge and agree that under no circumstances shall the performance of any Completed Film be evidence of MPROD’s adherence (or failure to adhere) to any production or quality control standard. MVL and the Development Company agree as follows:

(a)          Pre-Production Services. With respect to each Motion Picture, the Development Company shall perform or cause the performance of all development and pre-production services on behalf of MVL, with the object of creating a Motion Picture that will be a Completed Film, including the following:

(i)           developing a film concept for such Motion Picture based on one or more of the Main Characters, Character Titles or, if applicable, one or more of the Subsidiary Characters in accordance with Section 3.2.2 of the MVL License Agreement;

(ii)          identifying, recruiting and negotiating contracts with screenwriters, a director, the cast and the production staff for such Motion Picture;

(iii)         preparing a Budget for such Motion Picture consistent with all Participation Caps as set forth herein;

(iv)	developing the production design of such Motion Picture;

(v)          preparing a production schedule and a Delivery Schedule for such Motion Picture;

(vi)         obtaining production insurance for such Motion Picture which satisfies the requirements of Section 7(a)(vii) hereof;

(vii)       obtaining a Completion Bond for such Motion Picture which satisfies the requirements of Section 7(a)(viii) hereof;

(viii)      forming a Production Company and arranging for a Production Services Agreement with such Production Company pursuant to which such Motion Picture will be produced as a “work-made-for-hire” for MVL;

(ix)         obtaining the screenplay for such Motion Picture (which shall have been submitted for registration in the U.S. Copyright Office) together with a license for the Source Material utilized in such screenplay in order to allow the production of a Motion Picture and the distribution of a Motion Picture based on such screenplay. With respect to the production of a Motion Picture for which (a) the Initial Funding is made after the occurrence of an Event of Default and after the foreclosure on the Collateral pursuant to and in accordance with the procedures therefor set forth in the Credit Agreement and under applicable Law, and (b) MPROD does not remain the Development Company, MCI has agreed, pursuant to a letter agreement of even date herewith, to license, on a non-exclusive basis to the party controlling the Rights to the extent held and solely in order to allow the exercise of the Rights by such party, the Source Material relating specifically to the Main Character and/or Subsidiary Characters included in the Literary Material. The license fee payable to MCI for such Source Material shall be as follows: (x) if such Source Material is not primarily an “origin story” (i.e., the story of how the character became such character), an amount to be negotiated in good faith but in no event less than the then existing minimum amount set forth in the Writers Guild of America, Minimum Basic Agreement (the “WGAMBA”) for the purchase of an original Story (as defined in Article 1.B.b.5 of the WGAMBA) for a high budget motion picture (the “Minimum Amount”); or (y) if such Source Material is primarily an “origin story,” then: (1) if no Literary Material was developed by or for MSI or MPROD based in whole or in part on such Source Material prior to the occurrence of the event described in clause (a) above, the Minimum Amount plus any actual out-of-pocket costs and expenses paid to any unaffiliated third party or incurred by MSI, MPROD or MCI in connection with such Source Material, or (2) if Literary Material was developed by or for MSI or MPROD prior to the occurrence of the events described in clauses (a) and (b) above, and such Literary Material was based in whole or in part on such Source Material, then the license fee shall be included in the purchase price paid in connection with an exercise of the related Literary Material Option.

(x)          negotiating contracts (or working with the Studio Distributor to negotiate contracts), if any, relating to product placement in such Motion Picture;

(xi)         complying with all applicable Collective Bargaining Agreement requirements in connection with such Motion Picture;

(xii)       preparing (x) all funding notices for delivery to the Borrower under the related Production Services Agreement with respect to such Motion Picture, (y) all borrowing notices under each Co-Financing Loan Agreement with respect to such Motion Picture, and (z) assisting with the preparation of all borrowing notices under the Credit Agreement related to Film-Related Advances; and

(xiii)      identifying, recruiting and negotiating contracts with one or more producers for such Motion Picture, which contracts, to the extent any such producers are Affiliate Producers, do not exceed the limitations as set forth in Section 7(a)(xii) herein.

(b)          Credit Agreement Conditions Precedent. Prior to the commencement of principal photography for a Motion Picture, all of the conditions precedent to the Initial Funding with respect to such Motion Picture under the Credit Agreement shall have been satisfied.

(c)          Co-Financing Loan Agreement Conditions Precedent. The Development Company shall satisfy, or cause to be satisfied, all of the conditions precedent to borrowings under each Co-Financing Loan Agreement with respect to such Motion Picture.

(d)          Production Supervisory Services. The Development Company shall provide supervisory services for each Motion Picture produced pursuant to a Production Services Agreement, including, causing (i) the applicable Production Company to perform all of its obligations under such Production Services Agreement as and when required, (ii) the applicable Production Company to perform all of its obligations under the applicable Completion Bond and under all agreements relating to production insurance as and when required, and (iii) such Motion Picture to be a Completed Film. The Development Company shall cause to be provided all customary post-production services (which may be included under the Production Services Agreement) for each Motion Picture and shall use commercially reasonable efforts to cause to be delivered to the Studio Distributor with respect to such Motion Picture, the items set forth on the Delivery Schedule for such Motion Picture.

(e)          Services With Respect to Completed Films. Subject to the rights of the Completion Guarantor pursuant to the applicable Completion Bond, with respect to each Completed Film, the Development Company shall use commercially reasonable efforts to cause to be delivered to MVL (i) each of the items set forth on the related Delivery Schedule and (ii) a supplement to each of the Short Form MVL Security Agreement and the Master Distributor Security Agreement covering such Completed Film in a form suitable for filing with the U.S. Copyright Office.

(f)           Termination. In connection with any foreclosure on the Collateral after an Event of Default, the Control Party may terminate the obligations and engagement of the Development Company hereunder upon notice to the Development Company and MVL; provided, however, that such termination shall not discharge such Development Company from any of its Obligations hereunder which are existing on the date of such termination and which are not assumed or performed by a replacement development company or which, by their terms, survive termination of this Agreement. For purposes of the foregoing, each of MPROD and Marvel Studios hereby waives any right it might otherwise have at any time to challenge the effectiveness of a foreclosure or claim any defect in the foreclosure process with respect to the Collateral pursuant to the Credit Agreement after the occurrence of an Event of Default thereunder.

SECTION 3. MASTER DISTRIBUTOR.

(a)          Appointment. Unless and until any replacement Master Distributor shall be appointed pursuant to this Section 3, MPROD and MVL hereby agree that MPROD shall be the Master Distributor in respect of the Film Rights for all Completed Films and Gross Receipts in respect thereof. The Master Distributor shall perform all of its obligations under Distribution Agreements and otherwise with respect to such Film Rights and Gross Receipts to the same extent as if such Film Rights with respect to Completed Films were owned by the Master Distributor and conforming to a standard of care not less than that exercised by the Major Studios with respect to their own motion pictures. Unless and until the Master Distributor is replaced in accordance with the terms hereof, the exercise by MVL, the Collateral Agent, the Insurer or any other Indemnified Party of its rights under any Transaction Document, Ancillary Document or any Completion Bond shall not relieve the Master Distributor from such obligations.

(b)          License of Rights. MVL hereby exclusively grants and licenses on a worldwide basis to the Master Distributor, to the fullest extent of MVL’s interest therein, the Distribution Rights with respect to each Completed Film. Subject to the terms of each Studio Distribution Agreement and any other Distribution Agreement, in the event MVL replaces MPROD as the Master Distributor in accordance with this Section 3, the license of such Distribution Rights to the Master Distributor hereunder shall terminate and MVL shall retain the right to license such Distribution Rights to any Person who becomes a replacement Master Distributor pursuant to this Section 3.

(c)	Distribution and Exploitation.

(i)           The Master Distributor shall contract with Subdistributors (including the Studio Distributor pursuant to each Studio Distribution Agreement) to exploit the Film Rights to all Completed Films in accordance with the terms of the MVL License Agreement. Except as otherwise expressly provided herein, the Master Distributor shall have complete and exclusive discretion and control (which it shall exercise in accordance with its customary business practices and in good faith) as to the time, manner, terms and extent of distribution, exhibition and exploitation of the Film Rights for each Completed Film, in accordance with such policies, terms and conditions and through such Persons as the Master Distributor in its business judgment (which it shall make in accordance with its customary business practices and in good faith) may determine proper or expedient. The Master Distributor shall perform all of its obligations under each Distribution Agreement as and when required pursuant to the terms thereof. Without limiting the foregoing, the Master Distributor shall, with respect to each Motion Picture distributed by Paramount, (A) give notice to Paramount of the commencement of the “Exclusive Negotiation Period” under, and as defined in, Section 3(B) of the Paramount Agreement, with respect to such Motion Picture, as and when commercially reasonable to do so, (B) provide Paramount with all information regarding Participations and Residuals in connection with the Reserved Territories described in Section 12 of the Paramount Agreement, and (C) provided it elects to have Paramount distribute such Motion Picture, notify Paramount pursuant to Section 2.B of the Paramount Agreement of its election that such Motion Picture be distributed by Paramount under the Paramount Agreement, and provide a copy of such notice to the Control Party. The Master Distributor shall take actions corresponding to (A) through (C) above with respect to Distribution Agreements entered into with Studio Distributors other than Paramount, if applicable. The Theatrical Distribution of each Completed Film in the United States and the other Geographical Territories shall be a “wide release” (as such term is defined in the Paramount Agreement). The Home Video Distribution of each Completed Film shall be on a simultaneous sell-through and rental basis. The Theatrical Distribution and the Home Video Distribution of each Completed Film in the United States shall be through a Major Studio.

(ii)          Prior to the commencement of principal photography for a Motion Picture, the Master Distributor shall enter into pre-sale agreements, on behalf of MVL, with respect to all of the Reserved Foreign Distribution Rights for such Motion Picture. The target for the sale of the Reserved Foreign Distribution Rights with respect to each Completed Film shall be thirty-three percent (33%) of the Budget of such Motion Picture. The Master Distributor shall use commercially reasonable efforts to maximize the sale price of the Reserved Foreign Distribution Rights. If the sale of the Reserved Foreign Distribution Rights does not achieve such target, the Master Distributor shall attempt in good faith to make up the shortfall by, at its election, entering into other Co-Financing Transactions for such Completed Film. Any Co-Financing Amounts received pursuant to such Co-Financing Transactions (other than amounts with respect to clause (b) in the definition of “Co-Financing Commitment”) shall be counted toward such target for sale of the Reserved Foreign Distribution Rights for such Motion Picture.

(iii)        In addition, the Master Distributor may, at its election, enter into other Co-Financing Transactions. Any Co-Financing Amounts received pursuant to such Co-Financing Transactions shall be counted toward the target described in Section 3(c)(ii) for sale of the Reserved Foreign Distribution Rights for such Motion Picture. The Master Distributor agrees that it shall comply with the obligations set forth in Schedule 2 hereto. If any Co-Financing Transaction grants to any third party any right to participate in the Gross Receipts in a Motion Picture (other than with respect to clauses (a) or (b) of the definition of “Co-Financing Commitment” or Third Party Participations within the Participations Cap), such Co-Financing Transaction shall be in form and substance reasonably satisfactory to the Control Party.

(iv)         In connection with the sale of the Reserved Foreign Distribution Rights, the Master Distributor shall arrange for production financing with respect to the Reserved Foreign Distribution Rights. Any loans made in connection with a Co-Financing Loan Agreement or other Co-Financing Transaction shall provide that amounts borrowed thereunder to fund production of a Motion Picture shall be disbursed to the related Production Company on a pro-rata basis with, or prior to, Film-Related Advances made under the Credit Agreement.

(v)          The Master Distributor shall give prior written notice to the Control Party, together with copies thereof, of (x) each proposed Distribution Agreement to be entered into after the Closing Date, and (y) each proposed amendment to the Paramount Agreement or any other Distribution Agreement to be entered into after the Closing Date and the Control Party shall have a reasonable period of time to exercise its rights as provided in the Transaction Documents with respect to clause (y) after receipt thereof.

(d)          P&A Costs and Expenses. The Master Distributor hereby agrees to pay (subject to the prior receipt of sufficient funds therefor from MVL) or cause one or more Subdistributors to pay for all P&A Costs and Expenses for each Completed Film in the minimum amounts for such Completed Film set forth in the applicable Studio Distribution Agreement.

(e)          Participations and Residuals. The Master Distributor hereby agrees to pay (subject to the prior receipt of sufficient funds therefor from MVL) or cause one or more Subdistributors to pay all Participations and Residuals in respect of each Completed Film.

(f)           Collection of Gross Receipts. The Master Distributor shall be responsible for entering into Distribution Agreements which provide for the collection, tracking, holding and remitting of all Gross Receipts in accordance with the terms of this Agreement. The Master Distributor shall exercise the same degree of diligence and skill in the performance of its duties hereunder as it applies to its own property, and shall take or cause to be taken all such actions as may be necessary or desirable to collect such Gross Receipts from time to time, all in accordance with applicable Law. The Master Distributor shall (A) instruct all Subdistributors and other obligors to cause all monies constituting Gross Receipts which are payable to the Master Distributor pursuant to the terms of any Distribution Agreement to be remitted by such Subdistributor or other obligor directly to the Collection Account, and (B) with respect to any monies constituting Gross Receipts received by the Master Distributor or any other Marvel Company, cause such monies to be deposited into the Collection Account within two (2) Business Days of such Person’s receipt of the same. The Master Distributor may, in its sole discretion, but shall not be obligated to, make advances (“Master Distributor Advances”) to the Collection Account for purposes of making the payments described in Section 3.01(c) of the Credit Agreement, provided, that no such Master Distributor Advance shall be made unless the Master Distributor reasonably believes that such Master Distributor Advance will be subsequently recouped under Section 3.01(c)(ii) of the Credit Agreement.

(g)          Enforcement of Claims. The Master Distributor shall, at MVL’s expense, make or cause to be made all necessary claims and filings (including those reasonably requested by the Control Party) in connection with all Statutory Copyright Revenues arising from the Distribution Rights in and to each Completed Film, and shall collect or arrange for the collection of, pursuant to the terms hereof, all such Statutory Copyright Revenues for inclusion in Gross Receipts of the respective Completed Films from time to time, including the enforcement of its rights and remedies with respect thereto under each Studio Distribution Agreement and each other Distribution Agreement.

(h)          Master Distributor Defaults; Replacement of the Master Distributor. Upon the occurrence and during the continuance of any of the following events (each a “Master Distributor Default”):

(i)           the Master Distributor shall fail to remit any amount required to be remitted by it under Section 3(f)(B) hereof within three (3) Business Days after such

Person’s receipt of the same and such failure is not remedied by Marvel Studios pursuant to Section 12 hereof; or

(ii)          any representation or warranty made by the Master Distributor (or any of its officers) under or in connection with this Agreement or the Master Distributor Security Agreement shall prove to have been incorrect when made and the breach of such representation or warranty could reasonably be expected to have a Material Adverse Effect; or

(iii)        the Master Distributor shall fail to perform or observe in any respect any other material term, covenant or agreement contained in this Agreement or the Master Distributor Security Agreement on its part to be performed or observed if such failure shall remain uncured for thirty (30) consecutive days after the earlier of (x) acquiring actual knowledge of such failure or (y) notice to MPROD of such failure in accordance with Section 13(b) hereof; provided, that such failure is not remedied by Marvel Studios pursuant to Section 12 hereof; provided, further, that such thirty (30) day cure period shall not apply upon the Master Distributor’s entering into a Studio Distribution Agreement without complying with the requirements set forth in Section 7(c)(iv); or

(iv)         there shall occur a Bankruptcy Event with respect to the Master Distributor, MEI or Marvel Studios; or

(v)          there shall occur a foreclosure on the Collateral (at the direction of the Collateral Agent, on behalf of the Secured Parties, and at the written direction of the Control Party) in accordance with the terms of the Credit Agreement;

then, and solely in connection with any such event, MVL may, by written notice delivered by or on behalf of MVL (including by the Control Party) to MPROD, replace MPROD in its role as Master Distributor in respect of the Film Rights with respect to all then existing and all future Motion Pictures and all Gross Receipts in respect thereof (at the written request or with the prior written consent of the Control Party) by (x) selecting a replacement Master Distributor, with such selection being made in the Control Party’s absolute discretion; and (y) entering into a new master distribution agreement, in form and substance reasonably satisfactory to the Control Party, with such replacement Master Distributor in respect of such Film Rights and Gross Receipts; provided, however, that such replacement Master Distributor (i) shall not be a Competitor, (ii) shall not replace the Development Company (unless and until the Collateral Agent, on behalf of the Secured Parties, and at the written direction of the Control Party, has foreclosed on the Collateral in accordance with the terms of the Credit Agreement), (iii) shall execute a customary confidentiality agreement, (iv) shall agree to be bound by the terms of each Distribution Agreement then in effect and (v) shall be paid a distribution fee with respect to the Reserved Distribution Rights on a basis consistent with market rates for such services at such time. No such replacement distribution agreement shall affect, alter, modify, supplement or change the provisions of Section 3.01(c) of the Credit Agreement. If MVL shall fail to take any action permitted to be taken by it pursuant to this Section 3(h) and requested by the Control Party in accordance with this Section 3(h) within three (3) Business Days following notice to MVL of such request in accordance with Section 13(b), the Collateral Agent, upon the written direction of the Control Party, may take such action on behalf of MVL. Notwithstanding the foregoing, in the event the Master Distributor takes action at the direction of MVL to cure a Master Distributor Default under this Section 3(h), which action was requested in writing by the Control Party, such action, when completed, shall constitute an acceptable cure of such Master Distributor Default.

(i)           Duty to Cooperate. If a replacement Master Distributor is appointed in accordance with this Agreement, MPROD (i) shall transfer to MVL or such replacement Master Distributor all records, correspondence, documents and electronic data related to the distribution of, and Gross Receipts arising from, any or all of the Completed Films as may be requested by MVL or such replacement Master Distributor, (ii) shall permit MVL or such replacement Master Distributor during normal business hours on reasonable advance written notice to have access to, and to copy, all books, records and documents (including computer tapes and disks) used by the Master Distributor in connection with the Distribution Rights in and the Gross Receipts arising from, any of the Completed Films, (iii) shall permit MVL and such replacement Master Distributor to have access to the physical materials with respect to the Completed Films and (iv) shall otherwise reasonably cooperate with such replacement Master Distributor in the performance of its responsibilities.

(j)           Obligations of Master Distributor After Replacement. Anything in this Agreement to the contrary notwithstanding, any replacement of the Master Distributor pursuant to this Section 3 shall not terminate or otherwise adversely affect the then existing Distribution Agreements of any Subdistributor (including each Studio Distribution Agreement with the Studio Distributor) in respect of the Film Rights with respect to the Completed Films or relieve the Master Distributor or any other Marvel Company of its obligations hereunder and under the other Transaction Documents or any Completion Bond (except to the extent that the appointment of a replacement Master Distributor in respect of such Film Rights and Gross Receipts in respect thereof pursuant to Section 3(h) deprives the Master Distributor of the authority and/or power to perform such obligations or causes the performance of such obligations by the Master Distributor to be mutually exclusive of the performance of such obligations by the replacement Master Distributor). Notwithstanding the foregoing, if the Master Distributor is replaced pursuant to Section 3(h), the Master Distributor shall be relieved from its obligations hereunder with respect to any further distribution of the Film Rights with respect to the Completed Films (other than in respect of damages, if any, arising from any Master Distributor Default and any obligations of the Master Distributor arising from acts or omissions or otherwise relating to the period prior to such replacement); provided, however, that such replacement shall be made without prejudice to any amounts accrued and owing to MPROD under the Transaction Documents or the Ancillary Documents, and without altering, modifying, supplementing or changing the provisions of Section 3.01(c) of the Credit Agreement.

(k)          Approval Rights and Appointment of Consultant. The Control Party shall have the right to approve any Enhancements to a Motion Picture that would increase the Budget for such Motion Picture by more than the greater of (x) 1% of the original Budget for such Motion Picture and (y) $1,000,000 (any such Enhancement being a “Material Enhancement”), such approval or disapproval not to be unreasonably delayed. MPROD shall notify the Control Party of any proposed Material Enhancement, which notice shall include a copy of the Completion Guarantor’s signed approval of such Enhancement or, if the Completion Guarantor has not approved such Enhancement, a statement to that effect. The Control Party shall have the right to appoint a consultant who is an expert in the film production industry, as reasonably determined by the Control Party, (i) to consult with the Control Party in its exercise of its aforementioned approval rights with respect to any Material Enhancement to a Motion Picture and (ii) in the event that on any date (a) the production of a Motion Picture is materially behind the Approved Production Schedule (as defined in the Completion Bond for such Motion Picture) in the reasonable judgment of the Control Party or (b) the Cost To Complete related to a Motion Picture is materially in excess of the Approved Budget (as defined in the Completion Bond for such Motion Picture) for such Motion Picture in the reasonable judgment of the Control Party, to consult with MPROD as to the production of such Motion Picture until, in the case of clause (i) above, such Material Enhancement shall have been approved or rejected by the Control Party or, in the case of clauses (ii)(a) and (b) above, any problems causing or caused by such delay or excess Cost To Complete, respectively, shall have been resolved to the reasonable satisfaction of the Control Party. Any consultant so appointed by the Control Party shall have the right to discuss the aforementioned matters with the executive officers of MPROD having knowledge of such matters and MPROD shall cause the related Production Services Company to make its executive officers having knowledge thereof and the producer of such Motion Picture available to such consultant to discuss such matters. The foregoing rights of consultation and approval shall be exercised in a manner so as not to unreasonably interfere with the production of the Motion Picture.

SECTION 4. ALLOCATION OF CASH FLOWS.

(a)          Recoupment by Studio Distributor and Subdistributors. With respect to each Completed Film, the Master Distributor shall use its good faith efforts to cause the Studio Distributor to remit Gross Receipts, if any, and in accordance with the terms of the applicable Distribution Agreement, directly to the Collection Account after Deducting at Source its permitted deductions as specified below. With respect to each Completed Film, the Master Distributor shall use its good faith efforts to cause each Subdistributor with respect to the Reserved Distribution Rights to remit Gross Receipts, if any, directly to the Collection Account after Deducting at Source its permitted deductions as specified in the Distribution Agreement applicable to such Subdistributor. Each Studio Distributor shall be permitted to Deduct at Source with respect to each Completed Film that it distributes only the following items:

(i)           Residuals then due and payable with respect to such Completed Film;

(ii)          Participations then due and payable with respect to such Completed Film, provided, that the amount of such Participations shall not exceed the Participations Cap for such Completed Film;

(iii)         accrued and unpaid distribution fees of the Studio Distributor with respect to such Completed Film in an amount not to exceed the Studio Distribution Fee Cap if and when applicable pursuant to the definition thereof; and

(iv)         P&A Costs and Expenses of the Studio Distributor in respect of such Completed Film.

(b)          Payments and Computations. The Master Distributor shall use its good faith efforts to cause all amounts to be paid directly to the Collection Account in accordance with

Section 3(f)(A), and shall pay all amounts to be paid by the Master Distributor under Section 3(f)(B) in accordance with the terms hereof by no later than 11:00 a.m. (New York City time) on the day when due in Dollars in same day funds, and shall not be subject to, and shall be paid by the Master Distributor free and clear of, any offset, counterclaim or defense whatsoever.

SECTION 5. CONDITION TO EFFECTIVENESS.

The effectiveness of this Agreement is subject to the condition precedent that the Collateral Agent shall have received each of the documents set forth on Schedule C to the Credit Agreement, each (unless otherwise indicated herein) duly executed by the respective party or parties thereto and otherwise in form and substance satisfactory to MVL, MPROD, the Insurer, the Administrative Agent and each Lender.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each of MPROD and MVL hereby represents and warrants as follows with respect to itself:

(a)          Existence; Good Standing; Power and Authority. Such party (i) is a duly organized limited liability company and is validly existing and in good standing under the laws of Delaware, (ii) is duly qualified or licensed and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to be so qualified or licensed and in good standing except, in each case, to the extent the failure to be so qualified or licensed and in good standing could not reasonably be anticipated to have a Material Adverse Effect, and (iii) has all requisite limited liability company power and authority to enter into the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party, to perform its Obligations hereunder and thereunder, to own or lease and operate its properties and to carry on its business as contemplated hereby and thereby.

(b)          Due Authorization; No Conflicts. The execution, delivery and performance by such party of its Obligations under this Agreement, the other Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party, and the transactions contemplated hereby and thereby, are within such party’s powers, have been duly authorized by all necessary limited liability company action, and do not (i) contravene such party’s Constitutive Documents, (ii) violate any Law applicable to such party or any writ, injunction, determination or award to which such party is a party except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument to which such party is a party, or otherwise binding on or affecting such party or any of its properties, or (iv) result in or require the creation or imposition of any Adverse Claim upon or with respect to any of such party’s properties other than Permitted Liens. Such party is not in violation of any Law applicable to it or any, writ, injunction, determination or award to which it is a party or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument to which it is a party, in each such case except as could not reasonably be anticipated to have a Material Adverse Effect.

(c)          Governmental Authorization. All material authorizations or approvals of and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third Person that are required to be obtained, taken, given or made by such party under any Law applicable to it or any writ, injunction, determination or award to which it is a party for (i) the due execution and delivery by such party of, and the performance by such party of its Obligations under, any of the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is or is to be a party, or for the consummation of the other transactions contemplated hereby and thereby and (ii) for the exercise by MVL, the Collateral Agent or any other Indemnified Party of its rights hereunder, have been duly obtained, taken, given or made and are in full force and effect.

(d)          Binding Effect. This Agreement has been, and each other Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is or is to be a party, has been, or when delivered will have been, duly executed and delivered by such party. This Agreement constitutes, and each other Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is or is to be a party, constitutes, or when delivered will constitute, the legal, valid and binding Obligation of such Party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)          Actions; Suits. There is no pending or, to the knowledge of such party, threatened (and there has not been any) action, suit, investigation, litigation or proceeding affecting such party before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(f)           Not an Investment Company. Such party is not an “investment company”, or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(g)          Limited Activities. Such party has not engaged in any activity other than that contemplated by the Transaction Documents, Ancillary Documents and Completion Bonds (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures), or entered into any commitment or incurred any Indebtedness other than as contemplated by the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party, or necessary or advisable in connection therewith.

(h)          No Adverse Claims. Such party’s right to receive Gross Receipts from time to time, and the Gross Receipts which are actually received from time to time by such party, are free and clear of any Adverse Claim, except as created by the Transaction Documents and except for Permitted Liens. No effective financing statement naming such party as “debtor” or other instrument (including any copyright mortgage) similar in effect covering any Film Rights with respect to any Completed Films or such party’s right to receive Gross Receipts from time to time, or the Gross Receipts which are actually received from time to time by such party is on file or recorded in any filing or recording office in the United States or in any other Geographical

Territory, except those filed pursuant to the Transaction Documents and the transactions contemplated thereby.

(i)           Accuracy of Information. All information and other data and any financial statements furnished by MPROD to the Collateral Agent, the Administrative Agent, any Lender or the Insurer regarding MPROD in connection with this Agreement are accurate and correct in all material respects.

SECTION 7. COVENANTS.

(a)	Affirmative Covenants of MPROD. Until the Debt Collection Date, MPROD will:

(i)           Compliance with Laws. Comply with all applicable Laws with respect to the Completed Films (and the Film Rights with respect thereto) except in each case, individually or in the aggregate, where the failure to so comply could not reasonably be anticipated to have a Material Adverse Effect.

(ii)          Payment of Taxes. Pay and discharge or otherwise satisfy before the same shall become subject to penalty, all Taxes imposed upon it or its property which are due in respect of any Film Rights or Gross Receipts, except in each case where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books and records of MPROD or any consolidated group to which MPROD is a party or the failure to pay and discharge or otherwise satisfy such Taxes could not reasonably be expected to have a Material Adverse Effect.

(iii)         Preservation of Existence, Etc. (i) Preserve and maintain its limited liability company existence, and (ii) qualify and remain qualified in good standing as a foreign limited liability company under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7(c); and

(iv)	Audits and Reviews.

(A)         Inspections. At any time and from time to time during regular business hours, upon reasonable advance written notice and at reasonable times so as not to interfere with the business operations of MPROD, permit MVL, the Collateral Agent (at the written direction of the Required Lenders) and the Insurer, or their respective agents, representatives or accountants, at the expense of MVL:

(1)          no more frequently than annually (so long as no Master Distributor Default, Event of Default or Potential Event of Default has occurred and is continuing), to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of MPROD relating to Completed Films or other Motion Pictures, or any Film Rights or Gross Receipts relating to Completed Films or any such other Motion Pictures, including any contracts under which any Gross Receipts are to arise or otherwise relating to any such Film Rights or Gross Receipts, and to visit the offices and properties of MPROD for the purpose of examining such materials, and to discuss matters relating to Completed Films or any such other Motion Pictures, or any Film Rights, Gross Receipts, the performance by MPROD under the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party with any of the executive officers of MPROD having knowledge of such matters; and

(2)          no more frequently than quarterly (so long as no Master Distributor Default, Event of Default or Potential Event of Default has occurred and is continuing), to visit the offices and properties of MPROD to perform a review of the Settlement Reports, their preparation, any information related thereto and disbursements of funds by MPROD, and to discuss matters relating thereto with any of the executive officers of MPROD having knowledge of such matters, MPROD to be notified of the scope of such review reasonably in advance thereof;

provided; to the extent that it is reasonably possible to do so, any such visitations, inspections and discussions shall be conducted at the same time and in the same locations as audits of the other Marvel Companies permitted under the Transaction Documents in order to minimize interference with the business operations of such Marvel Companies.

(B)         Studio Distributor Audits. MPROD shall promptly deliver to the Collateral Agent, a written report of the results of each audit of the Studio Distributor conducted by MPROD or its agents and representatives under the terms of the applicable Studio Distribution Agreement. MPROD, at the request of the Control Party, shall conduct an annual audit of each Studio Distributor in accordance with the terms of the relevant Studio Distribution Agreement, the scope of which shall be agreed to in advance by the Control Party.

(v)          Keeping of Records and Books of Account. Implement and maintain administrative and operating procedures (including an ability to recreate records evidencing Film Rights and Gross Receipts with respect to Completed Films in the event of the destruction of the originals thereof), and keep and maintain at such place or places as may from time to time be customary for MPROD pursuant to its ordinary business practices, all documents, books, records and other information, reasonably necessary for the identification of all Film Rights and Gross Receipts with respect to Completed Films.

(vi)         Performance and Compliance with Distribution Agreements and Related Contracts. At its expense (A)(1) timely perform and comply in all material respects with all provisions required to be observed by it under each contract to which it is a party (including each Distribution Agreement) under which any Gross Receipts are to arise or otherwise relating to any Film Rights with respect to any Completed Film from time to time, and (2) enforce such contracts in accordance with their respective terms, (B) enforce the obligations of each Subdistributor under and in accordance with the terms of the related Distribution Agreement, (C) cooperate fully with the Control Party in making any claim against such Subdistributor, and (D) take all such reasonable action under the foregoing to such end as may be from time to time reasonably requested by MVL or the Control Party.

(vii)       Insurance. Maintain, without duplication, on its own or through its parent or other Affiliates (or cause each Production Company to maintain) for each Motion Picture (x) each of the Required Insurance Coverages (as defined in, and as and when required under, the applicable Completion Bond) for such Motion Picture and (y) if the purchase of such insurance policy would be commercially reasonable, based on MPROD’s reasonable judgment given the location and duration of production and the cost of such insurance premiums, terrorism insurance and political risk insurance, for such Motion Picture, in each of (x) and (y) above naming each of MVL, the Collateral Agent and the Insurer as an additional insured (collectively, the “Additional Insureds”). Any Motion Picture production insurance maintained or required to be maintained pursuant to this clause (vii) shall provide that any cancellation or termination thereof, refusal to renew thereof or material modification thereto, shall not be effective as to the Additional Insureds until at least fifteen (15) days after receipt by each of the Additional Insureds of written notice thereof. Any terrorism insurance or political risk insurance maintained pursuant to this clause (vii) shall contain the provisions described in the previous sentence if available on commercially reasonable terms in MPROD’s judgment. MPROD will not cancel or amend any of the insurance policies described above without the consent of the Control Party.

(viii)      Completion Bonds. With respect to each Motion Picture produced for MVL, (x) cause the related Production Company to maintain a customary Completion Bond with a Completion Guarantor in the amount of the Budget (except to the extent the Control Party agrees in advance, in writing, to allow for Excluded Budget Items, in which case such Completion Bond need not cover such Excluded Budget Items) and covering the “Maximum Interest Amount” and the “Maximum Charges” (or analogous items covering the maximum interest, costs and expenses of the Lenders and the Insurer for such Motion Picture) as defined in such Completion Bond, for such Motion Picture and providing for the required “Delivery Items” on the Delivery Schedule, and otherwise covering such risks as is consistent with then customary industry practices, and (y) cause the related Production Company to enter into a producer’s completion agreement with such Completion Guarantor, in each of (x) and (y) above substantially in the form of Annex 7 (excluding the exhibits and schedules thereto which may be changed from Motion Picture to Motion Picture without the approval of the Control Party to the extent such change does not diminish in any material respect the rights or remedies of the Borrower under such Completion Bond, taking into consideration the differences in each Motion Picture) or with such changes thereto as are reasonably acceptable to the Control Party. MPROD shall ensure that the “Outside Delivery Date” (or, with respect to a

Completion Guarantor other than IFG, such analogous outside date for delivery) set forth in any such Completion Bond shall be a date which requires delivery of the “Mandatory Delivery Items” (as defined in the applicable Completion Bond) to the applicable Studio Distributor on or before the delivery date that such Studio Distributor would require if such Studio Distributor were to release such Motion Picture on the last Friday of the anticipated release window for such Motion Picture. MPROD will not cancel, amend or replace any Completion Bond (other than the exhibits and schedules thereto to the extent permitted hereunder) after the same shall have been issued, or permit the related Production Company to do so, without the prior written consent of the Control Party. MPROD will not acknowledge that any Motion Picture has been “delivered” under any Completion Bond until the Control Party and MPROD have received written acknowledgment from the applicable Studio Distributor that Delivery of the “Mandatory Delivery Items” pursuant to the Delivery Schedule has been made to such Studio Distributor pursuant to the applicable Studio Distribution Agreement. In the event that the applicable Studio Distributor does not acknowledge that “Delivery” has been made with respect to any Motion Picture, MPROD shall assist (without spending any monies) in curing any defect in the related deliveries. If any defect cannot be cured, MPROD shall fully cooperate with the beneficiaries of the Completion Bond in making a claim against the Completion Guarantor.

(ix)	Reporting. Furnish to MVL, the Collateral Agent and the Insurer:

(A)         prior to 11:00 a.m. (New York City time), and in accordance with this Agreement,

(1) on or before the second Business Day preceding each Quarterly Payment Date, a certificate of the chief financial officer of the Development Company identifying each Motion Picture which was in production during the related quarter, setting forth in reasonable detail through the date of such report, (x) the computation of the costs and expenses of production of such Motion Picture incurred through such date, (y) the remaining Cost to Complete with respect to such Motion Picture in the form required by the Completion Guarantor and (z) any material deviations from the Budget for such Motion Picture;

(2) on or before the second Business Day preceding each Quarterly Payment Date, (x) a Settlement Report, each as of the close of business of the Master Distributor on the last day of the immediately preceding quarter, certified to the best of his knowledge after due inquiry, to be true and correct in all material respects by the chief financial officer of the Master Distributor, and (y) a certificate of the chief financial officer of the Master Distributor as to the absence of any Event of Default or Master Distributor Default or any other event or circumstance which, with the giving of notice or lapse of time, or both, would constitute an Event of Default or Master Distributor Default, and

(3) as soon as possible and in any event within five (5) Business Days after MPROD has knowledge of the occurrence of an Event of Default or Master Distributor Default, or any event or circumstance which, with the giving of notice or lapse of time, or both, would constitute an Event of Default or Master Distributor Default, a statement of the chief financial officer of MPROD setting forth details of such Event of Default, Master Distributor Default or event or circumstance;

(B)         promptly and in any event within three (3) Business Days after MPROD has knowledge of the commencement thereof, notice of all actions, suits, litigation, proceedings and governmental investigations before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) of the type described in the clause (a) of the definition of “Bankruptcy Event” affecting the Master Distributor, the Development Company, the Studio Distributor, Marvel Studios, MEI or any Production Company or (ii) that challenge the transactions contemplated by any Transaction Document or Completion Bond (including any grant of a security interest thereunder or the performance by the Development Company or the Master Distributor of any of its obligations under any Transaction Document or Completion Bond to which it is a party), or (iii) that base any claim against the Master Distributor or the Development Company on any such transactions, or (iv) with respect to any Motion Picture or Completed Film;

(C)         promptly and in any event within five (5) Business Days after MPROD or Marvel Studios has knowledge of any breach by a Subdistributor of any material term under any Distribution Agreement which remains uncured;

(D)         prior to the execution thereof, a copy of each Distribution Agreement (other than the Paramount Agreement), co-financing agreement and Co-Financing Loan Agreement, or any amendment to any of the foregoing or the Paramount Agreement, followed by an executed copy of such agreement or amendment; and

(E)          such other information, documents, records or reports respecting the Motion Pictures, or any Film Rights relating thereto, or the condition or operations, financial or otherwise, of MPROD, to the extent the same are in the possession or control of MPROD, as MVL or the Control Party may from time to time reasonably request in order to confirm that MPROD is in compliance with the terms and provisions of the Transaction Documents and Completion Bonds to which it is a party.

(x)          Adverse Claims. Take all actions necessary to release or terminate all Adverse Claims created by or through it, of which it has knowledge, upon or with respect to any Film Rights, other than Permitted Liens.

(xi)         Further Assurances. From time to time, at the expense of MVL, MPROD shall promptly execute and deliver (and cause any applicable Production Company to execute and deliver) all further instruments and documents, and take all further action (and cause any applicable Production Company to take all further action) consistent with the terms of this Agreement, that MVL, the Collateral Agent or the Control Party may reasonably request in order to enable MVL, the Collateral Agent, the Administrative Agent, the Control Party or any Lender to exercise or enforce any of its rights under this Agreement, the Master Distributor Security Agreement, any Distribution Agreement or any Production Services Agreement.

(xii)       Affiliate Producer. With respect to any Motion Picture for which an Affiliate of MPROD is hired as a producer (an “Affiliate Producer”), MPROD, in its capacity as the Development Company, shall enter into an agreement with such Affiliate pursuant to which such Affiliate Producer shall be entitled to the following:

(A)         the Fixed Producer Fee with respect to such Motion Picture payable according to the following schedule: twenty percent (20%) during pre-production, sixty percent (60%) over the course of scheduled principal photography, ten percent (10%) over the course of scheduled post-production, and ten percent (10%) on “delivery” to, and acceptance of, the Completed Film by the Studio Distributor;

(B)         the Back-End Producer Fee with respect to such Completed Film; and

(C)         a credit for each Motion Picture in substantially the form “Produced by __________” (where the blank would be completed by inserting the name(s) of the producer(s)) (“Producer Credit”) as follows: (i) on screen in the main titles (i.e., where the individual credits for the principal cast and the director appear, whether located at the beginning or the end of the Motion Picture), on a separate card shared only with the other individual producers of the Motion Picture (provided if such card is shared the Producer Credit shall be in first position), on all positive prints of the Motion Picture in a size of type not less than seventy five percent (75%) of the size of type used to display the regular title of the Picture on screen in said main titles; (ii) in the billing block portion of all paid advertisements (“Paid Ads”) issued by or under the direct control of MPROD in a size of type not less than seventy five percent (75%) of the size of the regular title of the Motion Picture in such Paid Ad. If the director and/or writer of the Motion Picture is accorded individual credit in the billing block of any Excluded Ads, other than Special Ads, or the packaging or covers for Video Items, then the Producer Credit shall also be accorded in the billing block of said Excluded Ads, and if the director is accorded a “film by” credit or any other person or entity (except for MPROD or the financiers or other distributors) is accorded a production credit in connection with the Motion Picture in the billing block of any Excluded Ads, other than Special Ads, or in the billing block on the packaging for any Video Items, then the Affiliate Producer shall also receive a production credit (the form of which to be mutually agreed upon) shall also be accorded in the billing block of said Excluded ads or on the packaging for such Video Items.

(b)          Affirmative Covenants of MVL. Until the Debt Collection Date, MVL will provide the Master Distributor from time to time with all information, other data and any financial statements with respect to MVL as necessary, and sufficiently in advance of the date such report is due, to allow the preparation by the Master Distributor of each Settlement Report.

(c)	Negative Covenants. Until the Debt Collection Date, MPROD will not:

(i)           Sales, Liens, Etc. Except as contemplated (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures) by any of the Transaction Documents, sell, assign (by operation of Law or otherwise) or otherwise transfer, or grant any option or license with respect to, or create, incur, assume or suffer to exist any Adverse Claim upon or with respect to any Film Rights or its right to receive any Gross Receipts from time to time, or any Gross Receipts which are actually received by MPROD from time to time in respect of any Completed Films, or those portions of any contract under which any such right to receive Gross Receipts is to arise or any such Film Rights are created, or upon or with respect to the Collection Account, or sign or file (or permit any Subdistributor to sign or file), under the UCC or other Law of any jurisdiction of the United States or under the Laws of any other jurisdiction, a financing statement or other similar document (including any copyright mortgage) covering any of the foregoing that names MPROD as debtor, grantor or assignor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or other similar document covering any of the foregoing, excluding, however, from the operation of the foregoing restrictions the Permitted Liens.

(ii)          Merger, Consolidation and Disposition of Assets. Consolidate or merge with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, any other Person.

(iii)        Amendment, Etc. of Transaction Documents. Other than as pursuant to the express terms hereof or the terms of the other Transaction Documents, Completion Bonds or the Assignment Agreement, (x) cancel or terminate any Transaction Document to which it is a party or any Completion Bond or consent to or accept any cancellation or termination thereof or of the Assignment Agreement, or waive any default under or breach of any material term or condition of any Transaction Document to which it is a party or any Completion Bond or the Assignment Agreement without the prior written consent of the Control Party, or at the direction of the Control Party as provided herein and in the Insurance Agreement, or (y) amend, modify or waive any of the terms of a Studio Distribution Agreement set forth in the definition of Approvable Distribution Term Change or fail to comply with the terms of Section 4 of that certain MEI Covenant Letter dated as of August 31, 2005 executed by MEI for the benefit of the Secured Parties.

(iv)         Studio Distribution Agreements. Enter into any Studio Distribution Agreement with a Studio Distributor (i) that contains an Approvable Distribution Term Change if the Control Party has not consented, in its sole discretion, to such Approvable Distribution Term Change or (ii) if any other provisions of such Studio Distribution Agreement, that the Control Party determines, in its reasonable judgment, will have a material adverse effect on the rights of the Secured Parties under the Credit Agreement or on the Control Party under the Transaction Documents taken as a whole and as in effect as of the Closing Date have not been consented to by the Control Party; provided, however, that the Control Party must advise MPROD in writing of the specific terms causing it to withhold consent.

(v)          Motion Pictures. Engage in the principal photography of more than two (2) Motion Pictures at any given time, provided, that if the Release Date for the for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2009, MPROD may engage in the principal photography of three (3) Motion Pictures at the same time during the twenty-four (24) month period following the release of such Motion Picture.

SECTION 8. COPYRIGHTS.

With respect to any Completed Film, the Master Distributor hereby agrees to cause, at the expense of and on behalf of MVL, each such Completed Film to contain a copyright notice in the name of MVL and such other party as may be legally entitled to be designated as the lawful copyright claimant in compliance with the Universal Copyright Convention. The Master Distributor further agrees, at the expense of MVL, to protect and defend such copyrights and other related properties (including the Property contained in such Completed Film) against any and all infringements thereof, in each case in accordance with then current industry practices and applicable Law and in the reasonable judgment of MPROD. MVL hereby designates the Master Distributor as its attorney-in-fact to transact all matters in all applicable venues, including making all filings and registrations with respect to all of MVL’s rights in and to the copyrights in each Completed Film, and to secure copyright registrations in the name of MVL with respect thereto and to take reasonable steps at the expense of MVL to enforce such copyrights and related rights against any and all infringements thereof, and MVL shall cooperate with the Master Distributor as reasonably requested in connection with any of the foregoing. MVL agrees that the foregoing designations constitute a power coupled with an interest, are with respect to each Completed Film and may be exercised in the Master Distributor’s discretion (in accordance with then current industry practices and in good faith).

SECTION 9. TRADEMARKS.

(a)          Maintenance and Enforcement of Licensed Marks. MVL (as a licensee of Licensed Marks) and the Master Distributor acknowledge that any Licensed Marks must be continuously supervised, managed and maintained under applicable Laws and under standards set by owners of the applicable trademarks, and they shall supervise, manage and maintain such Licensed Marks in accordance with applicable Law and with the standards set by the owners of the applicable trademarks. MVL and the Master Distributor shall cooperate with each other, at MVL’s expense, in maintaining, supervising and managing such Licensed Marks and securing any additional trademark or service mark registrations for such Licensed Marks on behalf of, and in the name of, MRI as of the owner of the applicable Licensed Marks.

(b)          Quality Control of Licensed Marks. The Master Distributor hereby covenants and agrees that it shall maintain the same high quality control standards that each Marvel Company has used up to the execution of this Agreement for products and services sold under or associated with any of its trademarks or any Licensed Mark, and that it shall supervise, manage and maintain any Licensed Marks included in the Film Rights with respect to each Completed Film in accordance with applicable Law and with the standards heretofore set by MRI as the owner of the applicable Licensed Marks.

(c)          Continuing Obligations. In the event that MVL exercises its right to replace the Master Distributor, the obligations of the Master Distributor under subsections (a) and (b) above shall continue and the Master Distributor shall continue to maintain, enforce and exercise quality control of any Licensed Marks with respect to each Completed Film.

SECTION 10. CREDITS.

The parties hereto agree that, until an Event of Default shall have occurred and be continuing under the Credit Agreement, the following provisions regarding credits shall be applicable for each Motion Picture, to the extent required under the MVL License Agreement:

(a)          Production Credit. Subject to the approval provisions set forth in Section 13.5 of the MVL License Agreement, such Motion Picture will contain a production credit in substantially the form “A Marvel Enterprises Production” on screen and in the billing block of all Paid Ads issued by or under the direct control of MVL in connection with each Motion Picture (“Production Credit”). The Production Credit shall be above or before the title of each Motion Picture on screen unless all principal credits (including the “directed by,” “film by” and other “production” credits) are accorded in the end titles and shall be above or before the regular title in the billing block of Paid Ads. The Production Credit may be shared (and accorded either on separate cards or on a shared card or combined in substantially the form “A Marvel Enterprises/_________ Production”), but the Production Credit shall be in first position of production credits accorded on each Motion Picture. The Production Credit shall be in a size no smaller than any other “production” or “film by” credit on screen and in the billing block of Paid Ads. The Production Credit shall appear in all Excluded Ads, except for Special Ads, in which any “film by” or other “production” credit appears in the billing block, and shall appear on the packaging of all Video Items if any “film by” or other “production” credit appears in the billing block on such items. Whenever the Production Credit is to be accorded hereunder, such credit shall be accorded in conjunction with the artwork title if any other “production” credit is accorded in conjunction with the artwork title on such Paid Ad or other item.

(b)          Logo Credit. Subject to the approval provisions set forth in Section 13.5 of the MVL License Agreement, such Motion Picture will contain MEI’s animated logo (which shall be in a form provided by MRI and which shall appear immediately following the Studio Distributor’s animated logo: (i) on screen prior to the main titles of each Motion Picture, and (ii) on the theatrical trailer for each Motion Picture if the animated logo of any party appears on such theatrical trailer. MEI’s static “box” logo supplied by MRI shall be accorded below the billing block of all print-medium Paid Ads and theater posters for each Motion Picture, and shall be positioned in the lower left corner. MEI’s “box” logo shall also be accorded in all print-medium Excluded Ads in which a billing block appears or in which the logo of another party appears.

(c)          Presentation Credit. Subject to the approval provisions set forth in Section 13.5 of the MVL License Agreement, such Motion Picture will contain a presentation credit in substantially the form “A Marvel Enterprises Presentation” on screen and in the billing block of all Paid Ads in connection with each Motion Picture (“Presentation Credit”). The Presentation Credit shall be above or before the title of each Motion Picture on screen unless all principal credits (including the “directed by,” “film by” and other “production” credits) are accorded in the end titles and shall be above or before the regular title in the billing block of Paid Ads. The Presentation Credit may be shared with the Studio Distributor (as defined in the Master Agreement), and accorded either on separate cards or on a shared card or combined in substantially the form “Presented by [Studio Distributor] and Marvel Enterprises” on each Motion Picture. The Presentation Credit shall be in a size no smaller than any other “presentation” or “film by” credit on screen and in the billing block of Paid Ads. The Presentation Credit shall appear in all Excluded Ads, except for Special Ads, in which any “film by” or other “production” credit appears in the billing block, and shall appear on the packaging of all Video Items if any “film by” or other “presentation” credit appears in the billing block on such items. Whenever the Presentation Credit is to be accorded hereunder, such credit shall be accorded in conjunction with the artwork title if any other “presentation” credit is accorded in conjunction with the artwork title on such Paid Ad or other item.

(d)          Executive Producer Credit. MPROD may designate an individual to be accorded executive producer credit (“Executive Producer Credit”) in substantially the form “Executive Producer:___________,” which credit may be shared. The Executive Producer Credit shall be accorded either on a separate card or on a shared card, in the main titles (i.e., where the “produced by” credit appears, whether located at the beginning or end of the Motion Picture) on all positive prints of each Motion Picture and in the billing block of all Paid Ads, other than Excluded Ads, issued by or under the direct control of MVL in connection with each Motion Picture. The Executive Producer Credit shall be in a size no smaller than the individual credit accorded to any other producer or executive producer of the Motion Picture on screen and in the billing block of any Paid Ad. The Executive Producer Credit shall appear in all Excluded Ads, except for Special Ads, and on the packaging of all Video Items if individual credit is accorded in a billing block to any other producer or executive producer of the Motion Picture.

(e)          Co-Producer Credit. If MPROD designates Stan Lee to receive the Executive Producer Credit, then MPROD may designate an individual to receive co-producer credit (“Co-Producer Credit”) in substantially the form “Co-Produced By:___________,” which credit may be shared and provided such party renders services on the Motion Picture. The Co-Producer Credit shall be accorded either on a separate card or on a shared card, in the main titles (i.e., where the Executive Producer Credit appears, whether located at the beginning or end of the Motion Picture) on all positive prints of each Motion Picture and in the billing block of full-page Paid Ads, other than Excluded Ads, issued by or under the direct control of MVL in connection with each Motion Picture which appear in the “Los Angeles Times,” “The New York Times,” “Daily Variety” and “The Hollywood Reporter” and in so-called “one-sheet” theater posters for each Motion Picture. The Co-Producer Credit shall be in a size no small than the individual credit to any other co-producer of the Motion Picture on screen and in the billing block of any Paid Ad. The Co-Producer Credit shall appear in all Excluded Ads, except for Special Ads, and on the packaging of all Video Items if individual credit is accorded in a billing block to any other co-producer of a Motion Picture.

(f)           Exclusions and Exceptions. The Paid Ad credit obligations shall not apply to the following Paid Ads (“Excluded Ads”): group, list, institutional or so-called teaser advertising; special advertising (e.g., announcements of commencement and/or completion of principal photography, advertising regarding box office gross receipts, etc.); announcement advertising; advertising relating primarily to the Source Material upon which a Motion Picture is based, or to the author, any member of the cast, the director(s), writer(s) or any other personnel involved with the production of the applicable Motion Picture; so-called “award” or “congratulatory” advertisements, including advertisements or announcements relating to consideration or nomination for an award; trailers (including promotional films) or other screen, radio or television advertising; advertising in narrative form; advertising for film festivals, film markets and the like; advertising one-half page (or the equivalent in SAU’s) in size or less; outdoor advertising (including, but not limited to so-called 24-sheets); theater display advertising; advertising in which no credit is accorded other than credit to actors and/or to any other company financing or distributing the applicable Motion Picture. The following shall not be considered Paid Ads or Excluded Ads for any purpose hereunder: videocassettes, videodiscs and other home video devices and the covers, packages, containers or jackets therefor (“Video Items”) and other advertising not relating primarily to the applicable Motion Picture.

(g)          Special Ads. “Special Ads” refers to award, congratulatory or nomination advertising in which the honoree is the only individual accorded credit or special advertising (e.g., advertising announcing the box office gross receipts of the Motion Picture).

(h)          General Credit Terms. All references to “size” however stated, whether as a percentage or otherwise, shall mean height, width, boldness and thickness of the lettering used in the credit and, if applicable, the duration of the credit on screen. No casual or inadvertent failure of MVL or any failure of any other third party to comply with the credit provisions of this Agreement shall constitute a breach of this Agreement by MVL. In the event of MVL’s failure to comply with any of its credit obligations hereunder, MVL shall, upon receipt of written notice of such failure, use good faith reasonable efforts to correct such failure in Paid Ads and domestic prints for the applicable Motion Picture on a prospective basis only, i.e., those Paid Ads (if any) or domestic prints (if any), prepared after MVL’s receipt of such notice (allowing for adequate time after receipt of notice to implement such correction). All other credit matters shall be determined by MVL in its sole discretion.

SECTION 11. INDEMNITIES.

(a)          Indemnities. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable Law, MPROD hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, losses, liabilities and out of pocket expenses (including reasonable fees and disbursements of counsel) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or relating to, or in connection with, (1) any representation or warranty made by MPROD (or any of its Responsible Officers) under this Agreement, the Master Distributor Security Agreement or any supplement thereto, any Distribution Agreement, any Completion Bond or any agreement related to a Co-Financing

Transaction which shall have been incorrect in any material respect when made, without giving effect to any clauses therein relating to materiality or Material Adverse Effect, (2) a failure of MPROD to perform or observe its obligations under this Agreement, the Master Distributor Security Agreement or any supplement thereto, any Distribution Agreement, any Completion Bond or any agreement related to a Co-Financing Transaction, without giving effect to any clauses therein relating to materiality or Material Adverse Effect, (3) any action by MPROD in contravention of this Agreement, or failure to act by MPROD in accordance with the requirements of this Agreement that would result in the failure to vest and maintain in favor of MVL, legal and equitable title to, and ownership of, the Film Rights for each Completed Film, free and clear of any Adverse Claim, (4) any action by MPROD that would result in the failure to vest and maintain in MVL a first priority perfected security interest in any of the Collateral under the Master Distributor Security Agreement, free and clear of any Adverse Claim other than Permitted Liens, (5) the failure of MPROD to remit Gross Receipts received by it pursuant to Section 3(f)(B) to the Collection Account as required herein, (6) the failure by MPROD to comply with any applicable Law, (7) any failure of MPROD to pay when due any Taxes owed by it, or (8) the commingling of amounts received in respect of Gross Receipts with other funds of any Marvel Company. Without limiting or being limited by the foregoing, MPROD agrees to pay, on demand, to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

(i)           any dispute, claim, offset or defense of a Subdistributor to the payment of any amounts owing under a Subdistributor Agreement to the extent arising out of any breach by MPROD of a material obligation under such Subdistributor Agreement; or

(ii)          any investigation by a third party, litigation or proceeding related to any of the matters referred to above in this Section 11 or any investigation by a third party, litigation or proceeding with respect to any action, or failure to act, by MPROD under any of the Transaction Documents or Completion Bonds to which it is a party.

Notwithstanding anything in this Section 11 to the contrary, MPROD shall have no obligation to indemnify any Indemnified Party under this Section 11 in respect of Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party.

(b)          Action or Proceeding. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in subsection (a) above, such Indemnified Party shall, if a claim in respect thereof is to be made against MPROD under such subsection (a), promptly give notice to MPROD of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give any such notice shall not (i) relieve MPROD of its obligations under such subsection (a), except to the extent that such failure results in the forfeiture of rights or defenses and MPROD incurs an increased obligation to such Indemnified Party under such subsection (a) on account of such failure, and (ii) in any event relieve MPROD from any liability with respect to such Indemnified Party which MPROD may have otherwise on account of this Agreement or any other Transaction Document or Completion Bond. If any such action or proceeding is brought against any Indemnified Party, unless in the reasonable opinion of counsel for such Indemnified Party a conflict of interest between such Indemnified Party and MPROD may exist in respect of such action or proceeding and representation of both would be inappropriate, MPROD shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. MPROD shall not, without the prior written consent of such Indemnified Party, effect any settlement of any such pending or threatened action or proceeding, unless such settlement includes (x) an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such action or proceeding, (y) no admission or acknowledgment of culpability or wrongdoing by such Indemnified Party and (z) no provision for any nonmonetary relief to any Person to be performed by such Indemnified Party.

SECTION 12. PERFORMANCE SUPPORT.

(a)          Marvel Studios to Perform. Marvel Studios hereby agrees that if MPROD shall fail at any time to perform any of the covenants, agreements, terms, conditions and indemnities to be performed and observed by MPROD under and pursuant to this Agreement, the Master Distributor Security Agreement, each Production Services Agreement and each other document executed and delivered by MPROD in connection with any such agreements (collectively, the “MPROD Obligations”), Marvel Studios shall, upon the earlier of (i) receipt of written notice of such failure from MVL or any Indemnified Party or (ii) otherwise obtaining knowledge of such failure, immediately cause to be performed such MPROD Obligations. This undertaking is in no way conditioned upon any requirement that MVL (or its assigns) first attempt to proceed against MPROD. Marvel Studios further agrees, as the principal obligor, to pay to MVL (and its assigns) all reasonable incremental costs and expenses (including court costs and legal expenses) incurred or expended by MVL (and its assigns) in connection with the enforcement of the MPROD Obligations, together with interest on amounts recoverable hereunder from the time when such amounts become due until payment, at a rate of interest equal to the Default Rate (calculated as if such amount due were an Advance under the Credit Agreement).

(b)          Waivers. Marvel Studios irrevocably waives all defenses that at any time may be available in respect of the MPROD Obligations to the extent that Marvel Studios is considered to be an insurer or surety hereunder.

(c)          Unenforceability of MPROD Obligations; Effect of Bankruptcy. Notwithstanding (i) any change of ownership of MPROD or the insolvency, bankruptcy or any other change in the legal status of MPROD; (ii) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the MPROD Obligations; or (iii) if any of the moneys included in the MPROD Obligations have become irrecoverable from MPROD for any other reason other than final payment in full thereof, this Agreement shall nevertheless be binding on Marvel Studios. The obligations of Marvel Studios hereunder shall survive the insolvency of MPROD and the commencement of any case or proceeding by or against MPROD under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal bankruptcy code with respect to MPROD or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which MPROD is subject shall postpone the obligations of Marvel Studios hereunder.

(d)          Representations and Warranties. Marvel Studios hereby represents and warrants to MVL that:

(i)           Existence and Standing. Marvel Studios is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so hold could not reasonably be expected to have a Material Adverse Effect.

(ii)          Authorization, Execution and Delivery; Binding Effect. Marvel Studios has the corporate power and authority and legal right to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions herein contemplated. The execution and delivery by Marvel Studios of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereunder have been duly authorized by proper corporate proceedings, and Marvel Studios has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Marvel Studios, enforceable against Marvel Studios in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(iii)         No Conflict. The execution and delivery by Marvel Studios of this Agreement and the performance of its obligations hereunder do not contravene or violate (1) its certificate of incorporation or by-laws, (2) any law, rule or regulation applicable to it except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect, (3) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property and, do not result in the creation or imposition of any Adverse Claim on assets of Marvel Studios.

(iv)         Litigation. There are no actions, suits or proceedings pending or, to the best of Marvel Studios’ knowledge threatened against or affecting Marvel Studios or any of its properties, in or before any court, arbitrator or other body, other than those which could not reasonably be expected to have a Material Adverse Effect. Marvel Studios is not in default with respect to any order of any court, arbitrator or governmental body which could reasonably be expected to have a Material Adverse Effect.

(e)          Non-Discrimination. MSI agrees that it shall cause MPROD to have and maintain, or shall make available to MPROD as determined in good faith by MSI, creative and other personnel sufficient for MPROD to perform its obligations as Development Company under the Transaction Documents (taking into account the schedules of development and production of motion pictures developed or produced by MSI or its affiliates not subject to this Master Agreement), and it shall allocate such creative and other personnel to the motion pictures in development or production under this Master Agreement (taking into account the schedules of development and production of such motion pictures). Subject to the foregoing, in performing its obligations hereunder, MSI agrees that it shall cause the Development Company not to discriminate against the Motion Pictures in development or production under this Master Agreement in favor of other motion pictures in development or production by MSI or its affiliates.

SECTION 13. MISCELLANEOUS.

(a)          Amendments, Etc.; Integration. Except as permitted by this Agreement, no amendment, supplement, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall in any event be effective unless (i) the same shall be in writing and signed by MPROD, MVL, Marvel Studios and the Control Party and (ii) a copy of such writing shall have been delivered in advance of the signing thereof to each Rating Agency, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. In the case of any waiver, MPROD, MVL and Marvel Studios shall be restored to their former position and rights hereunder, and any Master Distributor Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Master Distributor Default, or impair any right consequent thereon. This Agreement, together with the Annexes hereto and the other Transaction Documents executed in connection herewith, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

(b)          Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telefacsimile or other teletransmission communication) and mailed, telefaxed or otherwise teletransmitted or delivered, as to each Lender, the Administrative Agent, the Collateral Agent and the Insurer at its address or telefacsimile number set forth in the Credit Agreement, and as to MPROD, Marvel Studios, MVL or the Rating Agencies, at their respective addresses or telefacsimile numbers set forth below or at such other address or telefacsimile number as shall be designated by such party in a written notice to such other parties:

if to MPROD:

MVL Productions LLC

9242 Beverly Boulevard

Suite 350

Beverly Hills, CA 90210

Attention: President

Telefacsimile: 310-285-9825

if to Marvel Studios:

Marvel Studios, Inc.

9242 Beverly Boulevard

Suite 350

Beverly Hills, CA 90210

Attention: President

Telefacsimile: 310-285-9825

if to MVL:

MVL Film Finance LLC

9242 Beverly Boulevard

Suite 350

Beverly Hills, CA 90210

Attention: President

Telefacsimile: 310-285-9825

in the case of MPROD, Marvel Studios or MVL, with a copy to:

Marvel Enterprises, Inc.

417 5th Avenue

New York, New York 10016

Attention: General Counsel

Telefacsimile: 212-576-4005

and

Liner Yankelevitz Sunshine & Regenstreif LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attention: Joshua B. Grode, Esq.

Telefacsimile: 310-500-3501

if to Moody’s:

Moody’s Investors Service, Inc.

99 Church Street

New York, New York 10007

Attention: Asset-Backed Monitoring

Telefacsimile: 212-553-1350

if to S&P:

Standard & Poor’s Rating Services

55 Water Street

New York, New York 10004

Attention: Asset-Backed Surveillance Department

Telefacsimile: 212-438-2435

All such notices and communications shall, when mailed, telefaxed or otherwise teletransmitted, be effective when received through the mails or when telefaxed or otherwise teletransmitted respectively; provided that if (i) the date of such receipt through the mails or such telefax or teletransmission, as applicable, is not a day on which commercial banks are open for business in the city specified by the recipient as its address for notices or (ii) such receipt or such telefax or teletransmission, as applicable, occurs after 5:00 p.m. local time for the recipient, then, in either such case, such notice or communication shall be effective on the first following day on which commercial banks are open for business in such city.

(c)          No Waiver; Remedies. No failure on the part of MVL, MPROD, Marvel Studios, the Collateral Agent, the Insurer or any other Indemnified Party to exercise, and no delay by any such Person in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive or in limitation of any other right or remedy provided by Law.

(d)          Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of MPROD (in its capacities as Development Company and Master Distributor), Marvel Studios, MVL, and their respective successors and permitted licensees and assigns, provided that, except to the extent effected or permitted pursuant to the terms of the Transaction Documents including this Agreement, none of MPROD (in either its capacity as Development Company or Master Distributor), Marvel Studios or MVL shall have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Control Party and the other party hereto. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Debt Collection Date; provided, however, the indemnity provisions of Sections 11 and the provisions set forth in Sections 13(e), (g), (h) and (l) shall be continuing and shall survive any termination of this Agreement.

(e)          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(f)           Third Party Beneficiaries. Each of the Master Distributor, Development Company, Marvel Studios and MVL hereby agrees that the Collateral Agent, the Insurer and each other Indemnified Party are beneficiaries of this Agreement, and the Collateral Agent, the Insurer and each other Indemnified Party may enforce this Agreement as if it were a party hereto.

(g)	Consent to Jurisdiction.

(i)           Each of MVL, MPROD (in its capacities as Master Distributor and Development Company) and Marvel Studios hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court having jurisdiction over appeals with respect to matters heard in any such court, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, and each of MVL, MPROD and Marvel Studios hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of MVL, MPROD and Marvel Studios irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such an action or proceeding. Each of MVL, MPROD and Marvel Studios irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its address specified in Section 13(b). Each of MVL, MPROD and Marvel Studios agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(ii)          Nothing in this Section 13(g) shall affect the right of the Collateral Agent or any other Indemnified Party to serve legal process in any other manner permitted by Law or affect the right of the Collateral Agent, the Insurer or any other Indemnified Party to bring any action or proceeding against MVL, MPROD, Marvel Studios or their respective properties in the courts of other jurisdictions.

(h)          No Proceedings. Each of MPROD and Marvel Studios hereby agrees that it will not institute against MVL any bankruptcy proceeding until the later of (i) the termination of the transactions contemplated hereby and by the other Transaction Documents and (ii) one year and one day after the Debt Collection Date.

(i)           Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telefacsimile shall constitute delivery of a manually executed counterpart of this Agreement. In case any provision in or Obligation under this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(j)           Headings. The headings in the Sections and clauses of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

(k)          Consent and Agreement. MVL hereby notifies MPROD and Marvel Studios of the grant by MVL to the Collateral Agent for the benefit of itself, the Lenders and the other Indemnified Parties of a security interest in and to all of the “Collateral” as defined in and under the Credit Agreement by MVL to the Collateral Agent, including all of MVL’s right, title and interest in and to this Agreement, each other Transaction Document, each Completion Bond and each Ancillary Document. Each of MPROD and Marvel Studios hereby acknowledges notice of, and consents to, such grant, and in connection therewith each of MPROD (in its capacities as each of the Master Distributor and Development Company) and Marvel Studios hereby agrees for the benefit of the Collateral Agent, such Lenders and such other Indemnified Parties that, the Collateral Agent (with the consent or at the written direction of the Control Party) shall be entitled to exercise any and all of MVL’s rights and remedies under this Agreement, each other Transaction Document, each Completion Bond, and each Ancillary Document. In connection with any foreclosure on the Collateral after an Event of Default, the Control Party may terminate this Agreement upon notice to MPROD, Marvel Studios and MVL; provided, however, that such termination shall not discharge MPROD from any of its Obligations hereunder which are existing on the date of such termination or which, by their terms, survive termination of this Agreement.

(l)           WAIVER OF JURY TRIAL. EACH OF MPROD, MVL AND MARVEL STUDIOS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE ACTIONS OF ANY MARVEL COMPANY, MVL OR ANY INDEMNIFIED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF AND FOR ANY COUNTERCLAIM THEREIN.

(m)         Force Majeure. If either party’s performance hereunder is prevented by reason of an event of Force Majeure, then during the existence of such event, the effected party shall not be liable for its failure to timely perform its obligations hereunder and this Agreement shall be extended for a period equal to the delay caused by the occurrence of the Force Majeure.

(n)          Remedies. In the event of any breach of this Agreement by MPROD, the rights and remedies of MVL and each Indemnified Party shall include the right to recover damages, if any, and any and all other remedies available at law or in equity, provided, however, that neither MVL nor any Indemnified Party shall be entitled to seek, and neither MVL nor any Indemnified Party shall seek, to enjoin or restrain the Master Distributor’s distribution or exhibition of any Motion Picture for which there has been an Initial Funding, or the use, publication or dissemination of any advertising, promotional or publicity materials issued in connection with any such Motion Picture.

(o)          Obligations of MPROD. Except as set forth herein, no recourse for any Obligations of MPROD will be had against any organizer, stockholder, officer, director, member, manager, employee, agent or Affiliate of MPROD, including, without limitation, any Marvel Company other than Marvel Studios; it being expressly agreed and understood that this Agreement and all amounts due by MPROD hereunder are solely limited liability company obligations of MPROD, and that no personal liability whatsoever will attach to or be incurred by any organizer, stockholder, officer, director, member, manager, employee, agent or Affiliate of MPROD including, without limitation, any Marvel Company other than Marvel Studios.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

MVL FILM FINANCE LLC

By: /s/ John Turitzin

Name: John Turitzin
Title:	Executive Vice President

MVL PRODUCTIONS LLC,

as Development Company and Master Distributor

By: /s/ John Turitzin

Name: John Turitzin
Title: Executive Vice President

MARVEL STUDIOS, INC.

By: /s/ John Turitzin

Name: John Turitzin
Title:	Executive Vice President